EXHIBIT 99.2
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
NEBRASKA BOOK COMPANY, INC., et al.,[1]	)	Case No. 11-12005 (PJW)
)
Debtors	)	Jointly Administered
)
DISCLOSURE STATEMENT RELATING TO
THE FIRST AMENDED JOINT PLAN OF REORGANIZATION
OF NEBRASKA BOOK COMPANY, INC., ET AL.,
PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Marc Kieselstein, P.C. (admitted pro hac vice)	Laura Davis Jones (DE Bar No. 2436)
Chad J. Husnick (admitted pro hac vice)	James E. O’Neill (DE Bar No. 4042)
Daniel R. Hodgman (admitted pro hac vice)	Peter J. Keane (DE Bar No. 5503)
KIRKLAND & ELLIS LLP	PACHULSKI STANG ZIEHL & JONES LLP
601 Lexington Avenue	919 North Market Street, 17th Floor
New York, New York 10022-4611	Wilmington, Delaware 19899-8705
Telephone: (212) 446-4800	Telephone: (302) 652-4100
Facsimile: (212) 446-4900	Facsimile: (302) 652-4400

Counsel to the Debtors and Debtors in Possession

Attorneys for the Debtors
Dated: August 22, 2011

[1]
The debtors in the Chapter 11 Case, along with the last four digits of each debtor’s federal tax identification number include: Nebraska Book Company, Inc. (9819); Campus Authentic LLC (9156); College Bookstores of America, Inc. (9518); NBC Acquisition Corp. (3347); NBC Holdings Corp. (7477); NBC Textbooks LLC (1425); Net Textstore LLC (6469); and Specialty Books, Inc. (4807). The location of the debtors’ service address is: 4700 South 19th Street, Lincoln, Nebraska 68512.

i

EXHIBITS

EXHIBIT A	Plan of Reorganization

EXHIBIT B	Reorganized Debtors’ Financial Projections

ii

Important Information About this Disclosure Statement
This disclosure statement (this “Disclosure Statement”) provides information regarding the Joint Plan of Reorganization of Nebraska Book Company, Inc., Et Al., Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”) that Nebraska Book Company, Inc. and the other debtors in the above-captioned chapter 11 cases (collectively, the “Debtors”) are seeking to have confirmed by the Bankruptcy Court. A copy of the Plan is attached as Exhibit A hereto. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan. The Debtors believe that the Plan is in the best interests of all Holders of Claims and Interests. The Debtors urge all Holders of a Claim or Interest entitled to vote on the Plan to vote in favor of the Plan.
Confirmation and Consummation of the Plan are subject to certain material conditions precedent described in Article IX of the Plan. There is no assurance that the Plan will be confirmed or, if confirmed, that such material conditions precedent will be satisfied or waived.
You are encouraged to read this Disclosure Statement in its entirety, including the Plan, and the Section herein entitled “Risk Factors” prior to submitting your ballot to vote to accept or reject the Plan.
The Bankruptcy Court’s approval of this Disclosure Statement does not constitute a guarantee of the accuracy or completeness of the information contained herein or an endorsement of the merits of the Plan by the Bankruptcy Court.
Summaries of the Plan and statements made in this Disclosure Statement in connection therewith are qualified in their entirety by reference to the Plan, the exhibits and schedules attached to the Plan, and the Plan Supplement. The statements contained in this Disclosure Statement are made only as of the date of this Disclosure Statement, and there is no assurance that the statements contained herein will be correct at any time after such date. Except as otherwise provided in the Plan or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement.
The information contained in this Disclosure Statement is included for purposes of soliciting acceptances to the Plan and obtaining Confirmation and may not be relied upon for any other purpose. The Debtors believe that the summary of certain provisions of the Plan and certain other documents and financial information contained or referenced in this Disclosure Statement is fair and accurate. The summaries of the financial information and the documents attached to this Disclosure Statement, or otherwise incorporated herein by reference, are qualified in their entirety by reference to those documents. In the event of any inconsistency between this Disclosure Statement and the Plan, the relevant provision of the Plan, as it relates to such inconsistency, shall govern.
No representations concerning the Debtors or the value of the Debtors’ property has been authorized by the Debtors other than as set forth in this Disclosure Statement. Any information, representations, or inducements made to obtain acceptance of the Plan, which are other than or inconsistent with the information contained in this Disclosure Statement and in the Plan, should not be relied upon by any Holder of a Claim or Interest entitled to vote to accept or reject the Plan.
Neither the United States Securities and Exchange Commission (“SEC”) nor any similar federal, state, local, or foreign regulatory agency has approved or disapproved of the offered securities or the Plan or passed upon the accuracy or adequacy of the statements contained in this Disclosure Statement.
The Debtors have sought to ensure the accuracy of the financial information provided in this Disclosure Statement, but the financial information contained in, or incorporated by reference into, this Disclosure Statement has not been, and will not, be audited or reviewed by the Debtors’ independent auditors unless explicitly provided otherwise.

The shares of the common stock to be issued pursuant to the Plan (the “New Common Equity”) as described in this Disclosure Statement will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), or similar federal, state, local, or foreign laws, in reliance on the exemptions from the registration requirements of those laws and the exemption set forth in section 1145 of the Bankruptcy Code and other applicable exemptions in foreign jurisdictions. Other shares of the New Common Equity may be issued pursuant to other applicable exemptions under the federal and foreign securities laws. To the extent exemptions from registration other than section 1145 apply, such securities may not be offered or sold except pursuant to a valid exemption or registration under the Securities Act or similar foreign laws.
The Debtors make statements in this Disclosure Statement that are considered forward-looking statements under the federal securities laws. The Debtors consider all statements regarding anticipated or future matters, including the following, to be forward-looking statements:
•	any future effects as a result of the pendency of the Chapter 11 Cases;

•	growth opportunities for existing service;

•	projected general market conditions;

•	disruption of operations;

•	projected cost reductions;

•	contractual obligations;

•	budgets;

•	plans and objectives of management for future operations;

•	financing plans;

•	business strategy;

•	potential asset sales;

•	competitive position; and

•	the Debtors’ expected future financial position, liquidity, results of operations, profitability, and cash flows.
Statements concerning these and other matters are not guarantees of the Debtors’ future performance. Such statements represent the Debtors’ estimates and assumptions only as of the date such statements were made. There are risks, uncertainties, and other important factors that could cause the Debtors’ actual performance or achievements to be materially different from those they may project, and the Debtors undertake no obligation to update any such statement. These risks, uncertainties, and factors include:
•	lower prices for the Debtors’ goods or a decline in the Debtors’ market share due to competition or price pressure by customers;

•	the Debtors’ ability to confirm and consummate the Plan;

•	inability to have claims discharged or settled during the Chapter 11 Cases;

•	changes in laws and regulations;

•	interest rate fluctuations;

•	customer response to the Chapter 11 Cases;

•	limited access to capital resources;

•	cost of raw materials;

•	continued decline in the general economic, business, and market conditions where the Debtors operate;

•	the Debtors’ ability to reduce their overall financial leverage;

•	financial conditions of the Debtors’ customers;

•	labor costs;

•	adverse tax changes;

•	commodity prices, including cost of producing textbooks and general merchandise;

•	seasonality; and

•	the Debtors’ ability to implement cost reduction initiatives in a timely and effective manner.
I. Questions and Answers Regarding this Disclosure Statement and the Plan
Why are the Debtors sending me this Disclosure Statement?
The Debtors are seeking to obtain Bankruptcy Court approval of the Plan. Prior to soliciting acceptances of a proposed plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding whether to accept or reject the Plan. This Disclosure Statement is being submitted in respect of the Plan in accordance with such requirements.
Am I entitled to vote to accept or reject the Plan? What will I receive from the Debtors if the Plan is consummated?
Your ability to vote and your distribution, if any, depend on what kind of Claim or Interest that you hold. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified. Such Claims must be satisfied in full in Cash on the Effective Date or, in the case of Priority Tax Claims, within five years of the Petition Date in accordance with section 1129(a)(9)(C) of the Bankruptcy Code. Administrative Claims and Priority Tax Claims are not entitled to vote to accept or reject the Plan and are conclusively deemed to have accepted the Plan. The remainder of Claims and Interests are classified into the following Classes and their respective voting statuses and anticipated recoveries are as follows:

			Anticipated
Class	Claims and Interests	Status	Recovery %	Voting Rights
Class 1	ABL Facility Claims	Unimpaired	100%	Not Entitled to Vote (Deemed to Accept)
Class 2	Senior Secured Notes Claims	Unimpaired	100%	Not Entitled to Vote (Deemed to Accept)
Class 3	Other Secured Claims	Unimpaired	100%	Not Entitled to Vote (Deemed to Accept)
Class 4	Other Priority Claims	Unimpaired	100%	Not Entitled to Vote (Deemed to Accept)
Class 5	8.625% Notes Claims	Impaired	87%	Entitled to Vote
Class 6	AcqCo Notes Claims	Impaired	7%	Entitled to Vote
Class 7	General Unsecured Claims	Unimpaired	100%	Not Entitled to Vote (Deemed to Accept)
Class 8	Intercompany Claims	Unimpaired	N/A	Not Entitled to Vote (Deemed to Accept)
Class 9	Intercompany Interests	Unimpaired	N/A	Not Entitled to Vote (Deemed to Accept)
Class 10	HoldCo Interests	Impaired	N/A [2]	Entitled to Vote
Class 11	Subordinated Securities Claims	Impaired	N/A	Not Entitled to Vote (Deemed to Reject)
For more information about the treatment of Claims and Interests, see the Section herein entitled “Treatment of Claims and Interests Under the Plan.”
If the Plan provides that I get a distribution, when do I get it, and what do you mean when you refer to “Confirmation,” “Effective Date,” and “Consummation”?
Confirmation of the Plan refers to the Bankruptcy Court’s approval of the Plan. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan, there are conditions (described in Article IX of the Plan) that need to be satisfied or waived so that the Plan can be consummated and become effective. References to the Effective Date mean the date that all conditions to the Plan have been satisfied or waived, at which point the Plan may be “consummated.” Distributions only will be made after Consummation of the Plan. See the Section herein entitled “Confirmation of the Plan,” for a discussion of the conditions to Confirmation.
How will the Reorganized Debtors fund distributions under the Plan?
The Reorganized Debtors will fund distributions under the Plan with cash on hand, including cash from operations, as well as proceeds from the New ABL Facility and New Senior Secured Notes, and through issuance of New Unsecured Notes, New Common Equity, and New Warrants (if any).

[2]
If the Holders of HoldCo Interests do not object to the Plan and vote to accept the Plan, each Holder of a HoldCo Interest shall receive its Pro Rata share of the New Warrants granting such Holder the right to purchase (a) three percent of the Reorganized Debtors’ New Common Equity exercisable at a strike price that implies a $500 million total enterprise value and (b) five percent of the Reorganized Debtors’ New Common Equity exercisable at a strike price that implies a $550 million total enterprise value, subject in each case to dilution by the Management Equity Incentive Plan and the terms of the Plan Support Agreement.

How is the Plan going to be implemented?
The Restructuring Transactions will be effected in accordance with the Restructuring Transaction Memorandum, a copy of which will be filed as an exhibit to the Plan Supplement. Reorganized NBC will issue the New Common Equity and enter into the New ABL Facility, New Senior Secured Notes, and New Unsecured Notes Indenture on the Effective Date.
What are the contents of the solicitation packages to be sent to Holders of Claims and Interests who are eligible to vote to accept or reject the Plan?
Holders of Claims and Interests who are eligible to vote to accept or reject the Plan will receive appropriate solicitation materials including:
•
the appropriate ballot (each, a “Ballot”), beneficial holder ballot (each, a “Beneficial Holder Ballot,”) or master ballot (each a “Master Ballot”) (where any broker, dealer, commercial bank, trust company, savings and loan financial institution, or other party (a “Nominee”) is entitled to cast a vote to accept or reject the Plan on behalf of an Entity holding the beneficial interest in such Claim, as applicable) and applicable voting instructions;

•	a pre-addressed, postage pre-paid return envelope; and
•	this Disclosure Statement with all exhibits, including the Plan.
The notices sent to parties in interest will indicate that this Disclosure Statement, the Plan, and all of the exhibits thereto are (and, in the future, the Plan Supplement will be) available for viewing by any party by: (a) contacting the Nebraska Book Company, Inc. restructuring hotline at 888-369-6612, or by writing to Nebraska Book Company, Inc. Balloting Processing Center c/o Kurtzman Carlson Consultants LLC, 2335 Alaska Ave., El Segundo, California 90245; or (b) downloading such documents (excluding the Ballots) from the Debtors’ restructuring website at http://www.kccllc.net/nbc or by visiting the Bankruptcy Court’s website at http://www.deb.uscourts.gov.
Will the Debtors file reports with the SEC?
The Debtors expect to continue filing reports under the Securities Exchange Act of 1934 (as amended) with the SEC after the filing of the Chapter 11 Cases and after the Effective Date.
What rights will the Debtors’ new stockholders have?
Each holder of New Common Equity issued under the Plan will be entitled to one vote per share of New Common Equity on all matters subject to a vote of holders of New Common Equity under applicable law and will be entitled to a pro rata share of any dividends that are declared by the New Board to the extent such dividends are permitted. The New Common Equity will be the sole class of voting stock of Reorganized NBC. The rights of new stockholders shall be consistent with those set forth in the Shareholders Agreement, the Registration Rights Agreement, and any terms set forth in the Plan Supplement related to the New Common Equity and the New Warrants, as applicable.
The holders of New Common Equity shall be parties to the Shareholders Agreement, which shall be in form and substance satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders.
The holders of New Common Equity and the Debtors shall be parties to the Registration Rights Agreement, which shall be satisfactory in form and substance to the Ad Hoc 8.625% Noteholders, and the JPMorgan Noteholders, obligating the Reorganized Debtors to register for resale certain shares of the New Common Equity under the Securities Act in accordance with the terms set forth in such agreement.

How will the New Common Equity be distributed? Will holders be entitled to stock certificates?
The New Common Equity delivered to Holders of Claims and Interests is expected to be delivered to Depository Trust Company (“DTC”). DTC will then distribute the New Common Equity to accounts at DTC designated by Holders of Claims entitled to a distribution of New Common Equity under the Plan.
It is not expected that holders of New Common Equity will be entitled to stock certificates. DTC or its nominee will initially be considered the sole owner or holder of the New Common Equity issued. Holders of Claims that receive New Common Equity will be owners of beneficial interests in such New Common Equity and will not receive or be entitled to receive physical delivery of such securities.
What is the deadline to vote on the Plan?
The deadline to vote on the Plan is 4:00 p.m., prevailing Eastern Time, on September 22, 2011.
How do I vote to accept or reject the Plan?
The Debtors are distributing this Disclosure Statement, accompanied by a Ballot, Beneficial Holder Ballot, or Master Ballot, as applicable, to be used for voting to accept or reject the Plan, to the Holders of Claims and Interests entitled to vote to accept or reject the Plan (and Nominees, as applicable). If you are a Holder of Claims or Interests in Classes 5, 6, and 10, you may vote to accept or reject the Plan by completing the Ballot or Beneficial Holder Ballot and returning it in the envelopes provided.
The Debtors have engaged Kurtzman Carson Consultants LLC to serve as the Claims and Balloting Agent. The Claims and Balloting Agent is available to answer questions, provide additional copies of all materials, and oversee the voting process. In addition, the Claims and Balloting Agent will process and tabulate Ballots for each Class entitled to vote to accept or reject the Plan.

BALLOTS
Ballots and Master Ballots must be actually
received by the Claims and Balloting Agent by the
Voting Deadline, which is 4:00 p.m., prevailing
Eastern Time, on September 22, 2011, at the
following address:
Nebraska Book Company, Inc.
Balloting Processing Center c/o
Kurtzman Carson Consultants LLC
2335 Alaska Ave
El Segundo, California 90245
If you received an envelope addressed to your
Nominee, please allow enough time when you
return your Ballot for your Nominee to cast your
vote on a Master Ballot before the Voting
Deadline.
If you have any questions on the procedure for
voting on the Plan, please call the Nebraska Book
Company restructuring hotline at:
888-369-6612
More detailed instructions regarding how to vote on the Plan are contained on the Ballots and Beneficial Holder Ballots distributed to Holders of Claims and Interests that are entitled to vote to accept or reject the Plan and the Master Ballots distributed to Nominees. For your vote to be counted, your Ballot or Beneficial Holder Ballot must be completed, signed, and received by the Voting Deadline; provided, however, that Ballots and Master Ballots received by the Claims and Balloting Agent after the Voting Deadline may be counted only in the sole and absolute discretion of the Debtors.
Any Ballot, Beneficial Holder Ballot, or Master Ballot that is properly executed by the Holder of a Claim or Interest or a Nominee, but which does not clearly indicate an acceptance or rejection of the Plan or which indicates both an acceptance and a rejection of the Plan, will not be counted.
Each Holder of a Claim or Interest entitled to vote to accept or reject the Plan may cast only one Ballot for each Claim or Interest held by such Holder. By signing and returning a Ballot, each Holder of a Claim or Interest in Classes 5, 6, and 10 will certify to the Bankruptcy Court and the Debtors that no other Ballots with respect to such Claim or Interest have been cast or, if any other Ballots have been cast with respect to such Claim or Interest, such earlier Ballots are superseded and revoked.
All Ballots are accompanied by return envelopes. It is important to follow the specific instructions provided on each Ballot. For information regarding voting by Nominees, see the Section herein entitled “Nominee Voting Instructions.”
When is the Confirmation Hearing expected to occur?
The Bankruptcy Court has scheduled the Confirmation Hearing for October 4, 2011 at 10:00 a.m., prevailing Eastern Time. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or by notice of any adjournment of the Confirmation Hearing filed by the Debtors and posted on their website at www.kccllc.net/nbc.

II. The Debtors’ History and the Chapter 11 Cases
A.	Historical Overview.
Nebraska Book Company, Inc. (“NBC”) was founded in 1915 with a single bookstore near the University of Nebraska campus. Following World War II, when the supply of new textbooks could not meet the demand created by returning soldiers attending college, NBC began buying books back from students at the end of the term and reselling them, thus becoming an integral part of the earliest years of the used textbook industry. In 1964, NBC became a national, rather than a regional, wholesaler of used textbooks by acquiring The College Book Company of California. During the 1970’s, NBC continued to focus on the wholesale business, throughout the 1980’s the Debtors expanded their efforts in the college bookstore market to primarily operate bookstores on or near larger campuses, typically where the institution-owned college bookstore was contract-managed by a competitor or where the Debtors did not have a significant wholesale presence. In the last several years, the Debtors revised their college bookstore strategy to expand their efforts in the contract-management of institutional bookstores. The Debtors continue to develop innovative strategies in order to remain at the forefront of the used textbook industry, including pioneering new technology-savvy retail software and entering the textbook rental market. Today, the Debtors service the college bookstore industry through its bookstore, textbook, and complementary services divisions, each as described more fully below.
In an effort to remain a competitive player in the college services market, the Debtors include a diverse network of companies. Effective July 1, 2002, the Debtors’ distance learning division was separately incorporated under the laws of the State of Delaware as Specialty Books, Inc., a wholly-owned subsidiary of NBC (“Specialty Books”). On January 1, 2005, the textbook division was separately formed under the laws of the State of Delaware as NBC Textbooks LLC, a wholly-owned subsidiary of NBC (the “Textbook Division”). On May 1, 2006, NBC added another wholly-owned subsidiary through the acquisition of all of the outstanding stock of College Book Stores of America, Inc. (“CBA”), an entity separately formed under the laws of the State of Illinois. On April 24, 2007, NBC established Net Textstore LLC, a wholly-owned subsidiary separately formed under the laws of the State of Delaware. Finally, effective January 26, 2009, NBC established Campus Authentic LLC, a wholly-owned subsidiary separately incorporated under the laws of the State of Delaware.
On March 4, 2004, a group of jointly managed private equity funds, including Weston Presidio Capital III, L.P., Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund, L.P., and WPC Entrepreneur Fund II, L.P. (collectively “Weston Presidio”) gained a controlling interest in NBC Acquisition Corp. (“AcqCo”) and NBC.

B.	The Debtors’ Business Operations.
The Debtors operate approximately 280 retail college bookstores and are one of the largest wholesale distributors of used college textbooks in North America, offering over 105,000 textbook titles and selling over 6.3 million books annually, primarily to bookstores serving campuses located in the United States. The Debtors’ principal executive offices are located in Lincoln, Nebraska. As of March 31, 2010, the Debtors employed approximately 1,300 full time employees, 800 part time employees, and 500 temporary workers. Since its founding in 1915, the Debtors have successfully adapted to the changing landscape of American colleges and universities, including the increase in student enrollment, and the advancement of technology and e-commerce.
Today, the Debtors serve the college bookstore industry through the operation of three main divisions, their campus and off-campus bookstore locations (the “Bookstore Division”), their wholesale of textbooks business (the “Textbook Division”), and their distance education business and e-commerce software development (collectively, the “Complementary Services Division”). For the 12 months ended March 31, 2010, the Debtors generated approximately $605 million in total revenues.
The Bookstore Division. As of December 31, 2010, the Debtors operated approximately 280 college bookstores on or adjacent to college campuses throughout the United States. The Debtors’ bookstores include on-campus locations leased from the educational institution that they serve, as well as owned or leased off-campus bookstores. The Bookstore Division encompasses a number of operations, including: (1) selling and renting a wide variety of used and new textbooks; (2) selling assorted merchandise, including apparel, sundries, and gift items; (3) selling various technology items such as calculators and computers; and (4) selling general books. Over the past three fiscal years, bookstore revenues from activities other than used and new textbook sales and rentals have been between 16.6% and 17.4% of total revenues. The Debtors tailor each of their bookstores to fit the needs and lifestyles of each campus. While the individual managers have significant planning and managing responsibilities, the Debtors’ staff also includes specialists to assist bookstore managers in store planning, merchandise purchasing, media buying, inventory control, and layout. In addition to in-store sales, the Debtors sell textbooks and other merchandise via the internet through each store’s individual website as well as the Debtors’ consolidated website, known as Neebo.com, and numerous third-party websites such as Amazon.com and Half.com.
The Debtors have enhanced the Bookstore Division within the last year by implementing a new focus on textbook rentals. Several years ago, textbook rentals were uncommon, both online and in bookstores. However, the availability and popularity of textbook rentals has rapidly increased with online companies such as Chegg, Inc. and BookRenter.com leading that change. The college bookstore industry is quickly reacting to this new competition, and the Debtors have been testing various textbook rental models for the past two years. As a result of that testing, the Debtors implemented the “Rent Every Book” model in the vast majority of their stores this past January. Given that the textbook rental model is in its nascent state, the Bookstore Division’s full potential utilizing that model remains to be seen. However, with the “Rent Every Book” model, the Debtors remain a competitive and innovative player in the college bookstore arena.
In addition, the Debtors introduced a new website. Prior to implementing their new website, Neebo.com, the Debtors maintained over 250 separate websites, each representing the inventory offered by the Debtors’ bookstore serving a college or university where the Debtors had a brick—and—mortar store. However, the websites were not connected to each other so a customer on one web site could not access the inventory of the other Debtor bookstore locations. The Debtors had significant viewership on the individual websites, but were unable to leverage that volume—Neebo.com will allow the Debtors to better capitalize on that traffic volume.

Through the “Rent Every Book” initiative and Neebo.com, the Debtors’ Bookstore Division continues to adapt to the increasingly competitive marketplace and changes in customer demands. The Bookstore Division produced approximately $472 million in total revenues over the 12 months ended March 31, 2010.
The Textbook Division. The Debtors also serve the college bookstore industry through their Textbook Division. The Textbook Division utilizes three avenues to effectively service the Debtors’ customers and to remain a pioneer of the college bookstore industry. First, the Debtors engage in the procurement and redistribution of used textbooks on college campuses primarily across the United States and through third-party websites. Second, the Textbook Division focuses on maintaining current catalogs of textbooks. The Debtors publish a buyer’s guide which lists approximately 52,000 textbooks according to author, title, and price. The guide is an important part of the Debtors’ inventory control and textbook procurement system. The Debtors maintain a staff dedicated to gathering information from all over the country to make the guide a comprehensive and up-to-date pricing and buying aid for college bookstores. Third, the Debtors maintain a database of approximately 174,000 titles to better serve their customers. For the 12 months ended March 31, 2010, the Textbook Division produced approximately $141 million in revenue.
The Complementary Services Division. The Debtors further expanded their services through their Complementary Services Division. Through Specialty Books the Debtors access the market for distance education products and services. As of June 2010, the Debtors provided students at approximately 30 colleges and private high schools with textbooks and materials for use in distance education and other education courses, and provided textbooks to nontraditional programs. In addition, the Debtors offer services and specialty course materials to the distance education marketplace. Over the past three fiscal years, Specialty Books external customer revenues comprised between 50.2% and 54.9% of total Complementary Services Division revenues. The Complementary Services Division generated approximately $35 million during the 12 months ended March 31, 2010.
The Complementary Services Division also provides the Debtors’ customers with access and services related to the Debtors’ “turnkey” bookstore management software (the “Turnkey Software”). The Turnkey Software incorporates point of sale, inventory control, and accounting modules that collectively generate revenue and assist the Debtors in gaining access to new sources of used textbooks. In total, including the Debtors’ own bookstores, almost 1,200 college bookstore locations use the Turnkey Software products. In addition, the Debtors have developed and deployed software for e-commerce capabilities. This software allows college bookstores to launch their own e-commerce sites and effectively compete against other online textbook and general merchandise sellers by offering textbooks and both traditional and non-traditional store merchandise online. As of June 2010, there were approximately 640 stores, including the Debtors own stores, licensing the Debtors’ e-commerce technology through their e-commerce software CampusHub. Also, the Debtors offer digital delivery solutions which enable college bookstores to offer students the option of purchasing E-books via download. Through the Debtors’ continued software innovation and adaption, the Debtors are able to adjust to the rapidly changing college bookstore landscape.
The Debtors also remain competitive with online customers. The Debtors recently launched a new web site for their retail division called Neebo.com. Prior to implementing Neebo.com, the Debtors maintained over 250 separate web sites, each representing a college or university where the Debtors had a brick—and—mortar store. The Debtors had significant viewership on the individual websites, but were unable to leverage that volume —Neebo.com allows the Debtors to use the volume of information, a significant competitive advantage. The Debtors now operate a site that drives traffic from the 250 separate sites to Neebo.com. Through this initiative, the Debtors continue to adapt to the increasingly competitive marketplace and changes in customer demands.

C.	The Debtors’ Prepetition Organizational Structure.
The following chart generally depicts the Debtors’ prepetition organizational structure:
D.	The Debtors’ Prepetition Capital Structure.
As of December 31, 2010, the Debtors reported approximately $657.2 million in total assets and approximately $564 million in total liabilities. As of the Petition Date, the Debtors have approximately $478 million in indebtedness and related obligations, consisting of (1) secured obligations of $226.3 million under the ABL Facility and Senior Secured Notes, and (2) unsecured obligations of (a) $175 million under the 8.625% Notes, and (b) $77 million under the AcqCo Notes. These obligations are discussed in turn.
(i) Secured Indebtedness.
(a) ABL Facility.
NBC, as borrower, NBC Holdings Corp., AcqCo, and all NBC subsidiaries, as guarantors, JP Morgan Chase Bank, N.A., as administrative agent (the “ABL Agent”), and the lenders party thereto (the “ABL Lenders”) are parties to that certain amended and restated ABL Credit Agreement (as amended, the “ABL Facility”), dated as of March 22, 2010.

The ABL Facility provides the Debtors with an asset-based revolving credit facility with $75.0 million of maximum availability. Borrowings under the ABL Facility are subject to the Eurodollar interest rate (with a 1.5% floor) plus an applicable margin ranging from 4.25% to 4.75% or a base interest rate. In addition, the applicable margin increases 1.5% during the time periods from April 15 to June 29 and from December 1 to January 29 of each year. As of the Petition Date, approximately $26.3 million was outstanding under the ABL Facility (including $3.7 million in issued and undrawn letters of credit). The interest rate as of the Petition Date was 8.25%. The Debtors are using the proceeds of the DIP Facility to pay interest, fees, and expenses in connection with DIP Loans (as defined in the Interim DIP Order defined herein) and to repay not less than $26,300,000 in loans made and $3,733,597 in letters of credit and outstanding of the obligations under the ABL Facility.
The ABL Facility is secured by a first priority interest in substantially all of the Debtors’ property and assets, in addition to a pledge of all capital stock held by the Debtors. The ABL Facility matures on the earlier of October 2, 2012 or 91 days prior to the earliest maturity of any current outstanding debt obligations. The Senior Secured Notes mature on December 1, 2011; as a result the ABL Facility matures 91 days prior, or on September 1, 2011.
(b) Senior Secured Notes.
NBC, as borrower, and Wilmington Trust FSB, as trustee and collateral agent, are parties to that certain indenture (the “Senior Secured Notes Indenture”), dated as of October 2, 2009. The Debtors issued $200 million senior secured notes at a discount of $1.0 million with unamortized bond discount of $0.5 million (collectively, the “Senior Secured Notes” and the noteholders thereunder, the “Senior Secured Noteholders,” together with the ABL Lenders, the “Prepetition Secured Lenders”). The Senior Secured Notes are secured by a second priority interest in substantially all of the Debtors’ property and assets and a subordinated pledge of all capital stock held by the Debtors. The Senior Secured Notes require semi-annual interest payments at a fixed rate of 10% and mature on December 1, 2011. Each of NBC’s subsidiaries guarantees the Senior Secured Notes, pursuant to the Senior Secured Notes Indenture. As of the Petition Date, the outstanding principal balance of the Senior Secured Notes was $200 million. The Senior Secured Notes Indenture contemplates a “makewhole” payment if the Debtors satisfy the notes before maturity. The “makewhole” amount changes on a day-to-day basis, and may not be payable after the Petition Date.
(c) Intercreditor Agreement.
The Debtors, the ABL Agent, and the Senior Secured Notes Trustee are parties to that certain intercreditor agreement (the “Intercreditor Agreement”), dated as of October 2, 2009. The Intercreditor Agreement assigned relative priorities to claims arising under the ABL Facility and the Senior Secured Notes Indenture. The Intercreditor Agreement provides that claims arising under the Senior Secured Notes Indenture are junior to claims arising under the ABL Facility. The Intercreditor Agreement also imposes certain limitations on: (a) the rights and remedies available to the Senior Secured Noteholders in an event of default under the Senior Secured Notes Indenture; (b) the Senior Secured Noteholders’ ability to challenge the validity or priority of liens arising under the ABL Facility; (c) the Senior Secured Noteholders’ ability to object to debtor-in-possession financing under section 363 or section 364 of the Bankruptcy Code provided or consented to by one or more of the ABL Lenders; and (d) the extent to which the Senior Secured Noteholders may be entitled to request adequate protection during a bankruptcy proceeding.

(d) Other Liens.
In the ordinary course of business, the Debtors have incurred certain secured indebtedness, including mortgage liens, as permitted by their prepetition credit facilities (collectively, the “Permitted Encumbrances”). As described more fully below, the Permitted Encumbrances are not subject to the first priority priming liens granted pursuant to the Interim DIP Order.
(ii) Unsecured Indebtedness.
(a) 8.625% Notes.
NBC, as borrower, and The Bank of New York Mellon Trust Company, N.A., as successor indenture trustee, are parties to that certain indenture (the “8.625% Indenture”), dated as of March 4, 2004. Pursuant to the 8.625% Indenture, NBC issued $175 million senior subordinated notes (collectively, the “8.625% Notes”). The 8.625% Notes require semi-annual interest payments at a fixed rate of 8.625% and mature on March 15, 2012. The 8.625% Notes are guaranteed by each of NBC’s subsidiaries, but are unsecured. As of the Petition Date, the outstanding principal balance of the 8.625% Notes was $175 million.
(b) AcqCo Notes.
AcqCo, as borrower, and U.S. Bank National Association, as successor trustee pursuant to Certification of Counsel Regarding Stipulation By and Among NBC Acquisition Corp., The Bank of New York Mellon Trust Co., N.A., and U.S. Bank National Association Authorizing the Substitution of Indenture Trustee [Docket No. 110], are parties to that certain indenture (the “AcqCo Notes Indenture”), dated as of March 4, 2004. AcqCo issued $77 million senior discount notes (collectively, the “AcqCo Notes”). The AcqCo Notes require semi-annual interest payments which began on September 13, 2008, at a fixed interest rate of 11% and mature on March 15, 2013. The AcqCo Notes are not guaranteed by NBC, any of its subsidiaries, or any other party and are unsecured. As of the Petition Date, the outstanding principal balance of the AcqCo Notes was approximately $77 million.
III. Events Leading to the Chapter 11 Cases
As discussed above, the Debtors have approximately $478 million of indebtedness and related obligations, consisting of their ABL Facility, Senior Secured Notes, 8.625% Notes, and AcqCo Notes. The changing industry dynamics placed significant strain on the Debtors’ ability to continue to grow EBITDA and fully refinance their debt and ultimately led to the Debtors’ filing of the Chapter 11 Cases. In addition a few events contributed to the Debtors’ filing of the Chapter 11 Cases, including: (A) the changing market, operational initiatives, and debt maturity; (B) the Debtors’ unsuccessful out-of-court restructuring efforts; and (C) the Debtors’ successful negotiations with its key stakeholders in connection with the prearranged Plan.
A.	Changing Market, Operational Initiatives, and Debt Maturity.
The Debtors filed the Chapter 11 Cases after the Debtors’ Bookstore Division suffered through several years of declining or stagnant levels of profitability, which in turn contributed to the Debtors inability to fully refinance certain funded debt as it matures in 2011 and early 2012. While the Debtors’ on-campus stores have maintained strong financial performance over the past several years, the Debtors’ off-campus stores have struggled over the same time period. This disparity is attributable, in large part, to advantages that the Debtors on-campus stores have when compared to the Debtors off-campus stores, including: better location, ties to the school’s financial aid system, and school administration support. In addition, many of the Debtors’ on-campus store customers are typically “convenience” shoppers who value the ease of getting the right book at the right time with the least amount of time and effort expended on their part. In contrast, the Debtors’ off-campus stores typically appeal to more price-conscious students who are willing to put forth more time and effort in obtaining their classroom materials. These “value shoppers” are willing to go through the trouble of comparison shopping and searching for used books, the historic value proposition for the Debtors’ off-campus stores.

Given the difference between the Debtors’ on- and off-campus shoppers, the competitive environment for the Debtors’ off-campus stores has made it more difficult to maintain market share, which is reflected in the declining performance of the Debtors’ off-campus stores. The Debtors’ believe that the attrition of their off-campus stores’ performance is due to a combination of on-line textbook sales and rental programs, which have been successful in attracting “value shoppers,” the Debtors’ primary customers in the off-campus stores.
In response to this trend, the Debtors expended significant efforts to, among other things, improve the off-campus stores’ online capabilities to both sell and acquire textbooks, improving the look and feel of these off-campus stores, and aggressively manage labor and other controllable costs. Despite those improvements, the Debtors’ off-campus store performance continued to suffer. Specifically, the Debtors’ EBITDA for their off-campus stores peaked in 2008 at approximately $36 million, declined to approximately $31 million in 2009, and eventually fell to $19 million in the year ending March 31, 2011.
After further analyzing market trends, the Debtors’ determined that student demand for textbook rental had increased significantly, and implemented extensive rental programs at all their brick-and-mortar stores, especially the Debtors’ off-campus locations. The Debtors’ off-campus stores historically have had large numbers of used textbooks to price aggressively and make the value proposition once again attractive to the value shopper. As discussed above, the Debtors’ “Rent Every Book” model has shown significant promise and the Debtors are optimistic that their off-campus stores will rebound as a result. However, the Debtors’ require additional time to fully establish the rental model during several more “back to school” periods.
Unfortunately, the Debtors did not have sufficient time to fully implement the rental model without refinancing significant portions of their capital structure given (a) the imminent maturities of the ABL Facility in September 2011 and the Senior Secured Notes Indenture in December 2011, and (b) the possible change in credit terms from the new textbook publishers, who may require an up front cash payment for the large purchases to begin in July and August 2011 due to the uncertainty surrounding the Debtors’ refinancing efforts and capital structure.

B.	Prepetition Negotiations.
In late 2010, the Debtors recognized that, given their seasonal spending to acquire books during July and August 2011 and the imminent maturity of approximately $478 million of debt shortly thereafter, they faced an impending liquidity crisis. In response, the Debtors proactively undertook extensive efforts to position themselves for ongoing success in the current industry environment and right-size their capital structure. Initially, the Debtors’ implemented a number of operational initiatives to improve earnings and their competitiveness, including cutting certain labor costs that ultimately will save the Debtors’ approximately $6 million over the next 12 months. In addition, the Debtors engaged a third-party operational consulting firm to analyze the Debtors’ business practices and help implement inventory optimization models. While these efforts will streamline the Debtors’ business operations, they cannot alone prevent a liquidity shortfall.
To address the Debtors’ imminent liquidity issue, the Debtors engaged an investment banker, Rothschild Inc. (“Rothschild”) and restructuring legal counsel, Kirkland & Ellis LLP (“Kirkland”) to potentially refinance certain of their debt obligations and, if necessary, engage creditors and other potential partners for a restructuring transaction. Beginning in January 2011, the Debtors and their advisors began an extensive review of strategic alternatives available in light of the Debtors’ current operating environment and leverage constraints. The Debtors focused their initial efforts on refinancing all of the 8.625% Notes debt obligations and seeking to extend the maturity of the AcqCo Notes. However, lender demand was insufficient to support a refinancing transaction.
Shortly after it became clear that an 8.625% refinancing transaction was not available, the Debtors and their advisors began discussing the preliminary terms of a potential balance sheet restructuring with their major stakeholders, including with certain holders of the 8.625% and AcqCo Notes and their respective advisors. Upon execution of customary confidentiality agreements, the Debtors provided parties with information regarding the Debtors’ operations, projections, and business plan to facilitate their ability to develop a potential restructuring plan or to otherwise constructively participate in the process.
C.	The Debtors Negotiate a Prearranged Chapter 11 Plan.
After good-faith, arm’s-length negotiations, the Debtors reached an agreement with Holders of an aggregate amount of over 95% of the 8.625% Notes and Holders of over 75% of the AcqCo Notes (such Holders, collectively, the “Plan Support Parties”) with respect to a consensual restructuring on the terms set forth in the Plan, and formalized by the Restructuring and Support Agreement (the “RSA”), dated June 26, 2011.
The Debtors received an executed RSA from holders of (1) over 95% of the 8.625% Notes, and (2) more than 75% of the AcqCo Notes that contemplates a comprehensive reorganization through a pre-arranged plan of reorganization. In conjunction with the Plan, the Debtors obtained commitments for a $200 million debtor-in-possession financing, $75 million of which is a revolving loan and $125 million of which is a term loan. This financing, together with cash on hand, will enable the Debtors to fund the administration of these cases, send a clear signal to their publishers and general merchandise vendors that they have sufficient liquidity to satisfy any outstanding obligations, and help pave the way to an expeditious and smooth exit from chapter 11.

D.	The Debtors Commence the Chapter 11 Cases.
The Debtors filed the Chapter 11 Cases to effectuate the terms of the RSA and the Plan. Based on the RSA, the Debtors are prepared to seek confirmation of the Plan as soon as possible after the Petition Date. Indeed, because the Plan is based on a consensual deal with the Debtors’ key stakeholders and contemplates a significant de-leveraging of the Debtors’ balance sheets and a full recovery for Holders of Allowed General Unsecured Claims, confirmation of the Plan is expected to occur over a relatively short timeframe. Specifically, the Debtors and the Plan Support Parties have agreed that: (1) the Plan must be filed within five days and this Disclosure Statement within 20 days of the Petition Date; (2) the Disclosure Statement and accompanying solicitation materials must be approved and a hearing to confirm the Plan must be scheduled within 55 days after the Petition Date; (3) the Plan must be confirmed within 60 days of the date upon which this Disclosure Statement is approved (subject to a 14-day extension under certain circumstances); and (4) the Plan must become effective within 16 days of the confirmation date (subject to a 14-day extension under certain circumstances) but no later than November 3, 2011.
IV. The Debtors’ Initial Motions in the Chapter 11 Cases and Certain Related Relief
In order to minimize disruption to the Debtors’ operations and effectuate the terms of the Plan, the Debtors obtained certain relief, including the relief summarized below.
A.	Motion for Authority to Use DIP Financing.
The Debtors filed the Motion of the Debtors for Entry of Interim and Final Orders (A) Authorizing the Debtors to Obtain Postpetition Financing and Letters of Credit, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Adequate Protection to Prepetition Secured Lenders and Approving the Adequate Protection Stipulation, and (D) Scheduling a Final Order [Docket No. 12] (the “DIP/ Cash Collateral Motion”) requesting (1) authority to obtain postpetition loans in a principal amount not to exceed $125 million on an interim basis, and $200 million on a final basis, consisting of a $75 million revolving loan and a $125 million term loan (collectively, the “DIP Facility”). In addition, the Debtors requested that the Bankruptcy Court grant adequate protection to certain prepetition secured lenders for priming of their existing liens on the prepetition collateral.
On June 28, 2011, the Bankruptcy Court entered the order (the “Interim DIP Order”) [Docket No. 56] authorizing the Debtors to obtain postpetition financing up to $125 million in term loans under the DIP Agreement on a superpriority, priming lien basis and use cash collateral pursuant to sections 363 and 364 of the Bankruptcy Code on an interim basis and approving an adequate protection package for certain of the Debtors’ prepetition secured lenders. The Interim DIP Order provides that the Debtors shall use the proceeds of the DIP Facility to pay interest, fees, and expenses in connection with the DIP Loans (as defined in the Interim DIP Order) and to repay not less than $26,300,000 in loans made and $3,733,597 in letters of credit issued and outstanding under the ABL Facility. Pursuant to the Interim DIP Order and the terms of a separate adequate protection stipulation with an ad hoc group of Holders of Senior Secured Notes, the Bankruptcy Court granted adequate protection to the Holders of Senior Secured Notes for the priming of their existing liens on the Prepetition Collateral (as defined in the Interim DIP Order). On July 21, 2011, the Bankruptcy Court entered a final order (the “Final DIP Order”) [Docket No. 195] authorizing the Debtors to obtain $200 million in postpetition financing consisting of $125 million of term loans and $75 million of revolving loans and letters of credit. The Final DIP Order also authorizes the Debtors to use Cash Collateral (as defined in the Final DIP Order).

B.	Motion to Pay Employee Wages and Associated Compensation.
The Debtors filed the Motion of the Debtors for Entry of An Order Authorizing the Payment of Prepetition (A) Wages, Salaries, and Other Compensation, (B) Reimbursable Employee Expenses, And (C) Employee Medical And Similar Benefits [Docket No. 10] (the “Wages Motion”). Among other things, the Debtors requested authority in the Wages Motion to implement a retention program for certain of the Debtors’ non-insider employees (the “Non-Insider Employee Retention Program”) to ensure the Debtors retain the services of their most critical non-insider employees (collectively, the “Critical Employees”). Pursuant to the Non-Insider Employee Retention Program, 50 Critical Employees are entitled to receive additional compensation in the aggregate amount up to $500,000. No individual Critical Employee will receive a payment totaling more than 15% of his or her base salary under the Non-Insider Employee Retention Program. On June 28, 2011, the Bankruptcy Court entered an interim order [Docket No. 50] authorizing the Debtors to honor their wage and benefit obligations (except the Non-Insider Employee Retention Program) in accordance with their stated policies and in the ordinary course of their businesses. On July 21, 2011, the Bankruptcy Court entered a final order [Docket No. 202] authorizing the Debtors to honor their wage and benefit obligations, including the Non-Insider Employee Retention Program.
C.	Motion to Pay Taxes and Fees.
The Debtors filed a Motion of the Debtors for the Entry of An Order Authorizing The Debtors to Pay Certain Prepetition Taxes and Fees and Granting Related Relief [Docket No. 8]. On June 28, 2011, the Bankruptcy Court entered the order [Docket No. 55] authorizing, but not directing the Debtors, to pay certain taxes and fees that in the ordinary course of business accrued or arose before the Petition Date.
D.	Motion to Prohibit Utilities from Terminating Service.
The Debtors filed a Motion of the Debtors for Entry of Interim and Final Orders Determining Adequate Assurance of Payment for Future Utility Services [Docket No. 5]. On June 28, 2011, the Bankruptcy Court entered an interim order [Docket No. 67] setting a final hearing to approve, among other things, the Debtors’ proposed adequate assurance of payment for future service to the utility providers and procedures governing any requests for additional or different adequate assurance, and prohibiting the utility providers from altering, refusing, or discontinuing utility services on account of any unpaid prepetition charges. On July 21, 2011, the Bankruptcy Court entered a final order (the “Final Utilities Order”) [Docket No. 194] authorizing the Debtors’ adequate assurance of payment for future service to utility providers and the procedures related thereto.
E.	Motion to Honor Customer Programs.
The Debtors filed a Motion of the Debtors for Entry of An Order Authorizing the Debtors to Maintain and Administer Customer Programs and Honor Prepetition Obligations Related Thereto (the “Customer Programs Motion”) [Docket No. 7]. On June 28, 2011, the Bankruptcy Court entered a final order [Docket No. 51] authorizing, but not directing, the Debtors to honor and continue certain prepetition customer programs in the ordinary course of business. On July 26, 2011, the Bankruptcy Court entered an amended final order (the “Amended Final Order”) [Docket No. 227] authorizing the Debtors to pay claims owed to Customers (as defined in the Amended Final Order) not to exceed $23.09 million, which included an additional $1.2 million on account of certain commissions not originally sought in the Customer Programs Motion.
F.	Motion to Pay Shippers, Warehousemen, and Materialmen.
The Debtors filed a Motion of the Debtors for Entry of an Order (A) Authorizing the Debtors to Grant Administrative Expense Priority to All Undisputed Obligations for Goods Ordered Prepetition and Delivered Postpetition and Satisfy Such Obligations in the Ordinary Course of Business and (B) Authorizing, But Not Directing, the Debtors to Pay Prepetition Claims of Shippers, Warehousemen, and Materialmen [Docket No. 9]. On June 28, 2011, the Bankruptcy Court entered a final order [Docket No. 52] (i) granting administrative expense priority status in accordance with section 503(b) of the Bankruptcy Code to certain outstanding orders; and (ii) authorizing, but not directing, the Debtors to pay prepetition amounts owed to shippers, warehousemen, and materialmen.

G.	Motion to Pay Critical Vendors.
The Debtors filed a Motion of the Debtors for Entry of Interim and Final Orders Authorizing Payment of (A) Prepetition Critical Vendors Claims and (B) Section 503(b)(9) Claims [Docket No. 6]. On June 28, 2011, the Bankruptcy Court entered an interim order [Docket No. 53] authorizing the Debtors to pay, in the ordinary course of business, prepetition claims held by (i) certain critical trade vendors that are essential to the Debtors ongoing business operations, and (ii) prepetition claims entitled to administrative priority under section 503(b)(9) of the Bankruptcy Code. On July 21, 2011, the Bankruptcy Court entered a final order (the “Critical Vendors Order”) [Docket No. 203] authorizing the Debtors to, among other things, pay (i) Section 503(b)(9) Claims (as defined in the Critical Vendors Order) not to exceed $7.44 million, (ii) Critical Vendor Claims (as defined in the Critical Vendors Order) not to exceed $13.35 million.
H.	Motion to Execute and Implement the Plan Support Agreement.
On August 22, 2011, the Debtors filed a Motion For an Order Authorizing Execution and Implementation of Plan Support Agreement [Docket No. ]. After extensive negotiations between the Debtors, the 8.625% Noteholders, the AcqCo Noteholders, and Weston Presidio, the parties reached an agreement memorialized in that certain plan support agreement dated August 22, 2011 (the “Plan Support Agreement”). In exchange for Weston Presidio’s support of the Plan, the Debtors have agreed to provide an enhanced package of New Warrants as more fully described in Art. V.H.x. The Debtors are seeking Bankruptcy Court approval to enter into the Plan Support Agreement at the hearing currently scheduled for September 7, 2011 at 10:30 a.m. prevailing Eastern Time.
I.	Other Related Relief.
In addition, the Debtors filed motions seeking certain other relief, all of which were granted after a hearing in the Bankruptcy Court, including: (i) an order [Docket No. 40] directing the joint administration of the eight chapter 11 cases under a single docket, Case Number 11-12005 (PJW); and (ii) an order [Docket No. 44] authorizing the Debtors to continue to use their existing cash management system and maintain existing bank accounts and business forms.
V. Treatment of Claims and Interests Under the Plan.
A.	Substantive Consolidation.
The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order substantively consolidating all of the Estates and its subsidiaries into a single consolidated Estate for all purposes associated with Confirmation and Consummation.
If substantive consolidation of all of the Estates is ordered, then on and after the Effective Date, all assets and liabilities of the Debtors shall be treated as though they were merged into the Estate of NBC for all purposes associated with Confirmation and Consummation, and all guarantees by any Debtor of the obligations of any other Debtor shall be eliminated so that any Claim and any guarantee thereof by any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor shall be treated as one collective obligation of the Debtors. Substantive consolidation shall not affect the legal and organizational structure of the Reorganized Debtors’ Entities or their separate corporate existences or any prepetition or postpetition guarantees, Liens, or security interests that are required to be maintained under the Bankruptcy Code, under the Plan, any contract, instrument, or other agreement or document pursuant to the Plan (including the New Senior Secured Notes Indenture, New Senior Unsecured Notes Indenture, New ABL Facility, New Warrants, Registration Rights Agreement, or Shareholders Agreement, or the identity of the New Board and management), or, in connection with contracts or leases that were assumed or entered into during the Chapter 11 Cases. Furthermore, creditor recoveries will not be adversely affected by substantive consolidation of the Debtors’ estates. Any alleged defaults under any applicable agreement with the Debtors, the Reorganized Debtors, or their Affiliates arising from substantive consolidation under the Plan shall be deemed cured as of the Effective Date.

Notwithstanding the substantive consolidation provided for in the Plan, nothing shall affect the obligation of each and every Debtor to pay quarterly fees to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930 until such time as a particular case is closed, dismissed, or converted.
B.	Asserted and Scheduled Claims.
Claims and Interests, except for Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in Article III of the Plan. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.
Distributions under the Plan will be made only to Holders of Allowed Claims or Allowed Interests. As more fully described in Articles VI and VII of the Plan, Holders of Disputed Claims or Disputed Interests will receive no distributions unless and until their Claims or Interests become Allowed.
Pursuant to the terms of the Plan, except for Claims or Interests that are (1) expressly exempted from the discharge provisions of the Bankruptcy Code or (2) specifically identified as being reinstated, all Claims or Interests that arose prior to Confirmation will be discharged.
C.	Administrative Claims.
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article II of the Plan.
Except as specified in Article II of the Plan, unless otherwise agreed to by the Holder of a General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim either: (1) on the Effective Date; (2) if the General Administrative Claim is not Allowed as of the Effective Date, 30 days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon thereafter as reasonably practicable; or (3) if the Allowed General Administrative Claims are based on liabilities incurred by the Debtors in the ordinary course of their business during the Postpetition Period, pursuant to the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Claims, without any further action by the Holders of such Allowed General Administrative Claims. All fees and disbursements payable under the Stipulation shall be paid in accordance with the terms thereof.

D.	Professional Compensation.
(i) Final Fee Applications.
All final requests for payment of Professional Fee Claims, including the Holdback Amount and Professional Fee Claims incurred during the period from Petition Date through the Effective Date, must be filed with the Bankruptcy Court and served on the Reorganized Debtors no later than 30 days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court in the Chapter 11 Cases, the allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court, and then promptly paid by the Reorganized Debtors.
(ii) Payment of Interim Amounts.
Subject to the Holdback Amount, on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay all amounts owing to Professionals for all outstanding amounts payable in accordance with the Professional Fee Order relating to prior periods through the Effective Date. To receive payment, on or before the Effective Date, each Professional shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order.
(iii) Post-Effective Date Fees and Expenses.
Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.
E.	DIP Claims.
Except to the extent that a Holder of an Allowed DIP Claim agrees to a less favorable treatment in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, each such Allowed DIP Claim shall be paid in full in Cash by the Debtors on the Effective Date.
F.	Priority Tax Claims.
Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

G.	Indenture Trustee Fees.
On the Effective Date, the Reorganized Debtors shall pay in Cash the Indenture Trustee Fees, without the need for the Indenture Trustees to file fee applications with the Bankruptcy Court; provided, however, that (i) each Indenture Trustee shall provide the Debtors and the Committee with the invoices for which it seeks payment at least 10 days prior to the Effective Date; and (ii) the Debtors and the Committee do not object to the reasonableness of the Indenture Trustee Fees. To the extent that the Debtors or the Committee object to the reasonableness of any portion of the Indenture Trustee Fees, the Reorganized Debtors shall not be required to pay such Disputed portion until either such objection is resolved or a further order of the Bankruptcy Court is entered providing for payment of such Disputed portion. Notwithstanding anything in the Plan to the contrary, each Indenture Trustee Charging Lien shall be discharged solely upon payment of any fees and expenses due to any Indenture Trustee under an applicable Indenture in full and the termination of such Indenture Trustee’s duties under the applicable Indenture. Nothing in the foregoing shall in any way limit, impair, or affect the rights of the Senior Secured Notes Trustee under the Senior Secured Notes Indenture to the reimbursement of costs, including the reimbursement of the reasonable compensation and expenses, disbursements, and advances of the Senior Secured Notes Trustee’s agents, counsel, accountants, and experts.
H.	Treatment of Classified Claims and Interests.
(i) Class 1 — ABL Facility Claims.
•	Classification: Class 1 consists of all ABL Facility Claims.
•
Allowance: The ABL Facility Claims are Allowed in an aggregate principal amount of not less than $26,300,000 in loans made and $3,733,597 in letters of credit. There are no outstanding ABL Facility Claims as of the date of filing this Disclosure Statement.

•
Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 1 agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 1, each such Holder shall be paid in full in Cash.

•
Voting: Class 1 is Unimpaired under the Plan. Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(ii) Class 2 — Senior Secured Notes Claims.
•	Classification: Class 2 consists of all Senior Secured Notes Claims.
•
Allowance: The Senior Secured Notes Claims are allowed in the full principal amount of $200,000,000 plus (i) all accrued and unpaid interest, including interest accruing on and after the Petition Date, and interest on overdue installments of interest, and (ii) any other reasonable fees, costs, or charges each as provided for under the Senior Secured Notes Indenture, including the premium set forth in Section 6 of Exhibit A and/or Section 6 of Exhibit B of the Senior Secured Notes Indenture (as incorporated through Section 5.1 of the Senior Secured Notes Indenture), and as to such premium, in the amount and to the extent approved by a Final Order of a court of competent jurisdiction, or in the amount consensually agreed upon by the Debtors, the Senior Secured Ad Hoc Group, and the Senior Secured Notes Trustee (subject to the consent of the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders prior to the Effective Date).

•
Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 2 agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 2, each such Holder shall be paid in full in Cash; provided, however, that on the Effective Date, the Debtors will deposit the Charging Lien Reserve Cash into the Charging Lien Reserve Escrow Account to allow for: first, payment of any fees and expenses related to the Charging Lien Reserve Escrow Account; and second, the exercise of the Senior Secured Notes Trustee’s Indenture Trustee Charging Lien in satisfaction of fees or costs, if any, incurred at any time to the extent such fees and costs are not otherwise reimbursed by the Debtors; upon discharge of the Senior Secured Notes Trustee’s Indenture Trustee Charging Lien, any remaining Charging Lien Reserve Cash in the Charging Lien Reserve Escrow Account shall be promptly released to the Holders of the Senior Secured Notes Claims; for the avoidance of doubt, any Charging Lien Reserve Cash in the Charging Lien Reserve Escrow Account shall only be available for distributions to the Senior Secured Notes Trustee, in satisfaction of amounts due under Section 7.7 of the Senior Secured Notes Indenture or otherwise to the Holder of the Senior Secured Notes Claims, no other party shall have any rights, claims, liens, or interest in or against the Charging Lien Reserve Escrow Account. On the Effective Date, to the extent any portion of the Senior Secured Notes Claims is Disputed, the Debtors will (i) pay the portion of all Senior Secured Notes Claims that is not Disputed, including specifically the amount allowed pursuant to Article III.B.2(b) of this Plan, and (ii) transfer sufficient funds to satisfy any Disputed portion of the Senior Secured Notes Claims into the Senior Secured Notes Escrow Account until any such dispute is resolved either (A) consensually by the Debtors, the Senior Secured Notes Trustee, and the Senior Secured Ad Hoc Group or (B) by Final Order of a court of competent jurisdiction. In the case of a resolution under (ii)(A) or (ii)(B) above, Cash in an amount sufficient to render such Claims Unimpaired (as determined by agreement under (ii)(A), subject to the consent of the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders prior to the Effective Date, or (ii)(B)) will be promptly released from the escrow account to the Senior Secured Notes Trustee for the benefit of Holders of Senior Secured Notes Claims, with any excess being returned to the Reorganized Debtors.

•
Voting: Class 2 is Unimpaired under the Plan. Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(iii) Class 3 — Other Secured Claims.
•	Classification: Class 3 consists of all Other Secured Claims.
•
Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 3 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 3, each such Holder shall receive, at the option of the Debtors, subject to the consent of the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders, such consent not to be unreasonably withheld, either:

(1)	payment in full in cash;
(2)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(3)	reinstatement of such Other Secured Claims; or

(4)	other treatment rendering such Claim Unimpaired.

•
Voting: Class 3 is Unimpaired under the Plan. Holders of Claims in Class 3 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(iv) Class 4 — Other Priority Claims
•	Classification: Class 4 consists of all Other Priority Claims.
•
Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 4 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 4, each such Holder shall receive, at the option of the Debtors, subject to the consent of the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, such consents not to be unreasonably withheld, either:

(1)    payment in full in cash; or
(2)    other treatment rendering such Claim Unimpaired.
•
Voting: Class 4 is Unimpaired under the Plan. Holders of Claims in Class 4 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(v) Class 5 — 8.625% Notes Claims.
•	Classification: Class 5 consists of all 8.625% Notes Claims.
•	Allowance: The 8.625% Notes Claims shall be allowed in an aggregate amount equal to approximately $179,234,636.42.
•
Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 5 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 5, each such Holder shall receive its Pro Rata share of:

(1)    the Cash Payment;
(2)    the New Senior Unsecured Notes; and
(3)    78% of the New Common Equity.
•	Voting: Class 5 is Impaired under the Plan. Holders of Allowed Claims in Class 5 are entitled to vote to accept or reject the Plan.

(vi) Class 6 — AcqCo Notes Claims.
•	Classification: Class 6 consists of all AcqCo Notes Claims.
•	Allowance: The AcqCo Notes Claims shall be allowed in an aggregate amount equal to approximately $77 million plus interest and fees accrued prior to the Petition Date.
•
Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 6 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 6, each such Holder shall receive its Pro Rata share of 22% of the New Common Equity.

•	Voting: Class 6 is Impaired under the Plan. Holders of Allowed Claims in Class 6 are entitled to vote to accept or reject the Plan.
(vii) Class 7 — General Unsecured Claims.
•	Classification: Class 7 consists of all General Unsecured Claims.
•
Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 7 agrees to a less favorable treatment of its, Allowed Claim or has been paid prior to the Effective Date, each such Allowed Claim shall be paid in full in Cash the unpaid portion of such Allowed Claim (including, to the extent required under applicable law, interest accrued on account of such Allowed Claim following the Petition Date through the date that such Allowed Claim is paid at the higher of the Federal Judgment Rate or such other rate required under applicable non-bankruptcy law) and will be otherwise rendered Unimpaired. To the extent any such Allowed Claim in Class 7 is not due and payable on or before the Effective Date, such Allowed Claim will be paid in the ordinary course of business. The Debtors reserve their rights, however to dispute the validity of any Claim in Class 7, whether or not objected to prior to the Effective Date.

•
Voting: Class 7 is Unimpaired under the Plan. Holders of Claims in Class 7 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(viii) Class 8 — Intercompany Claims.
•	Classification: Class 8 consists of all Intercompany Claims.
•
Treatment: Intercompany Claims may be Reinstated as of the Effective Date or, at the Debtors’ or the Reorganized Debtors’ option, subject to the consent of the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, such consent not to be unreasonably withheld, be cancelled, and no distribution shall be made on account of such Claims.

•
Voting: Class 8 is Unimpaired under the Plan. Holders of Claims in Class 8 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(ix) Class 9 — Intercompany Interests.
•	Classification: Class 9 consists of all Intercompany Interests.
•
Treatment: Intercompany Interests may be Reinstated as of the Effective Date or, at the Debtors’ or the Reorganized Debtors’ option, subject to the consent of the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, such consent not to be unreasonably withheld, be cancelled, and no distribution shall be made on account of such Interests.

•
Voting: Class 9 is Unimpaired under the Plan. Holders of Interests in Class 9 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(x) Class 10 — HoldCo Interests.
•	Classification: Class 10 consists of all HoldCo Interests.
•
Treatment: On the Effective Date, all Interests in Class 10 shall be cancelled and Holders of HoldCo Interests shall receive their Pro Rata share of the New Warrants granting such Holders the right to purchase: (i) three percent of the Reorganized Debtors’ New Common Equity exercisable at a strike price that implies a $500 million total enterprise value (subject to dilution by the Management Equity Incentive Plan); and (ii) five percent of the Reorganized Debtors’ New Common Equity exercisable at a strike price that implies a $550 million total enterprise value (subject to dilution by the Management Equity Incentive Plan); provided that any such distribution shall be subject to the terms of the Plan Support Agreement and provided only if Weston Presidio and each of its affiliates, which are Holders of HoldCo Interests, do not object to the Plan and vote to accept the Plan.

•	Voting: Class 10 is Impaired under the Plan. Holders of Interests in Class 10 are entitled to vote to accept or reject the Plan.
(xi) Class 11 — Subordinated Securities Claims.
•	Classification: Class 11 consists of all Subordinated Securities Claims.
•	Treatment: On the Effective Date, all Claims in Class 11 shall be cancelled without any distribution.
•
Voting: Class 11 is Impaired under the Plan. Holders of Claims in Class 11 are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

I.	Special Provision Governing Unimpaired Claims.
Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, all rights in respect of legal and equitable defenses or setoffs or recoupments against any such Unimpaired Claims.
J.	Acceptance or Rejection of the Plan.
(i) Voting Classes.
Classes 5, 6, and 10 are Impaired under the Plan and the Holders of Claims and Interests in such Classes are entitled to vote to accept or reject the Plan.
(ii) Presumed Acceptance of the Plan.
Classes 1, 2, 3, 4, 7, 8, and 9 are Unimpaired under the Plan. The Holders of Claims and Interests in such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.
(iii) Presumed Rejection of Plan.
Class 11 is Impaired and shall receive no distribution under the Plan. The Holders of Claims in Class 11 are deemed to have rejected the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.
K.	Controversy Concerning Impairment.
If a controversy arises during the Chapter 11 Cases as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.
L.	Subordinated Claims.
The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.
VI. Management of the Company
Biographical information for Mark W. Oppegard, Alan G. Siemek, and Barry S. Major is set forth below:
Mr. Oppegard has served in the college bookstore industry for 40 years (all of which have been with the Debtors). Mr. Oppegard has served as the Debtors’ Chief Executive Officer, Secretary, and Director of NBC since February 1998. In addition, Mr. Oppegard served as President of NBC from 1998 to 2008. Additionally, Mr. Oppegard served as the Debtors’ President from 1992 to 2008 and has served as a Director since 1995. Prior to 1998, Mr. Oppegard served as Vice President, Secretary, Assistant Treasurer and a Director of NBC. Prior to 1992, Mr. Oppegard served in a series of positions, including Vice President of the Bookstore Division.

Mr. Major has served in the college bookstore industry for 11 years (all of which have been with the Debtors). Mr. Major has served as Chief Operating Officer since January 1999 and was named President in 2008. Mr. Major is also a member of the board of directors of Mutual of Omaha Bank, where he also serves on the loan committee of the board of directors and chairs the audit and compensation committees. Prior to joining the Debtors, he held various executive management positions at SITEL Corporation. From 1985-1995, he held executive management positions at American National Corporation.
Mr. Siemek has served in the college bookstore industry for 11 years (all of which have been with the Debtors). Mr. Siemek has served as the Debtors’ Chief Financial Officer since 1999. On August 31, 2011, Mr. Siemek will resign as the Debtors’ Chief Financial Officer but will continue to serve as Treasurer and Senior Vice President of Finance and Administration, positions he has held since 2001. Mr. Siemek has also served as the Debtors’ Treasurer, Assistant Secretary, and Vice President since 1999. Mr. Siemek was previously employed as Corporate Comptroller of SITEL Corporation and also was employed as Director and Manager of SEC Reporting and Risk Management at MFS Communications. Prior to 1994, he worked as a public accountant at Coopers & Lybrand LLP.
VII. Composition of New Board of Directors
The New Board shall consist of five members, and include (a) the two Ad Hoc Members, which members shall be reasonably satisfactory to the JPMorgan Noteholders, and designated by the Debtors, (b) the one JPM Member, which member shall be reasonably satisfactory to the Ad Hoc 8.625% Noteholders, and designated by the Debtors, (c) one member to be jointly selected by the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, and (d) the Chief Executive Officer of the Company. The Ad Hoc Members and the JPM Member shall each be members of the audit, governance, and compensation committees.
Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors. To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.
VIII. Capital Structure of the Reorganized Debtors upon Consummation
A.	New ABL Facility.
On the Effective Date, the Reorganized Debtors will obtain access to the New ABL Facility, which shall be reasonably satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders; provided, however, that to the extent any provision will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders, it shall be satisfactory to such Holders. Confirmation shall be deemed approval of the New ABL Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith) and authorization for the Reorganized Debtors to enter into and execute New ABL Facility documents, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such New ABL Facility.

B.	New Senior Secured Notes.
On the Effective Date, the Reorganized Debtors may issue the New Senior Secured Notes, which shall be reasonably satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders; provided, however, that to the extent any provisions will affect the nature, value, or form of the recovery to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders, they shall be satisfactory to such Holders; provided, further, if the New Senior Secured Notes contain terms less favorable to the Debtors and their creditors than those set forth in the Key Terms of New Senior Secured Notes attached to the RSA as Exhibit D, such terms must be satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders. Confirmation shall be deemed approval of New Senior Secured Notes (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith) and authorization for the Reorganized Debtors to enter into and execute New Senior Secured Notes documents, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such New Senior Secured Notes.
C.	New Senior Unsecured Notes.
On the Effective Date, the Reorganized Debtors may issue the New Senior Unsecured Notes, which shall be satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and JPMorgan Noteholders, and shall have terms materially consistent with the terms set forth in Exhibit E attached to the RSA. Confirmation shall be deemed approval of New Senior Unsecured Notes (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith) and authorization for the Reorganized Debtors to enter into and execute New Senior Unsecured Notes documents, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such New Senior Unsecured Notes.
D.	Issuance of New Common Equity.
The issuance of the New Common Equity, including options or other equity awards, if any, reserved for the Management Equity Incentive Plan, by Reorganized NBC is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Interests. Reorganized NBC shall be authorized to issue a certain number of shares of New Common Equity pursuant to its New Organizational Documents. On the Effective Date, the Debtors shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.
All of the shares of New Common Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. For purposes of distribution, the New Common Equity shall be deemed to have the value assigned to it based upon, among other things, the Reorganized NBC Total Enterprise Value, regardless of the date of distribution.

The Holders of New Common Equity and Holders of New Warrants shall be parties to the Shareholders Agreement, which shall be satisfactory in form and substance to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders.
The holders of New Common Equity and the Debtors shall be parties to the Registration Rights Agreement that is satisfactory in form and substance to the Ad Hoc 8.625% Noteholders, and the JPMorgan Noteholders, obliging the Reorganized Debtors to register for resale certain shares of the New Common Equity under the Securities Act in accordance with the terms set forth in such agreement.
E.	Issuance of New Warrants.
Within 30 days of the Effective Date, if Class 10 votes to accept the Plan and does not object to the Plan, Reorganized Debtor shall issue the New Warrants to the Holders of Interests in Class 10, pursuant to the terms of the New Warrants Agreement. All of the New Warrants issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.
F.	Intercompany Account Settlement.
The Debtors and the Reorganized Debtors, as applicable, will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtor to satisfy their obligations under the Plan. Except as set forth in the Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.
G.	Cancellation of Existing Securities and Agreements.
On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including 8.625% Notes Claims, AcqCo Notes Claims, ABL Facility Claims, Senior Secured Notes Claims, Subordinated Securities Claims, HoldCo Interests, and credit agreements, shall be deemed cancelled and surrendered without any need for a Holder to take further action with respect to any note(s) or security and the obligations of the Debtors or Reorganized Debtors, as applicable, thereunder or in any way related thereto shall be deemed satisfied in full and discharged, and the Indenture Trustees shall be released from all duties thereunder; provided, however, that notwithstanding Confirmation or Consummation, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of (i) allowing Holders to receive distributions under the Plan, (ii) allowing the Indenture Trustees to make the distributions to be made on account of the Senior Secured Notes, the 8.625% Notes, and the AcqCo Notes, as applicable, (iii) permitting the Indenture Trustees to assert their respective Indenture Trustee Charging Liens against such distributions under the Plan for payment of the Indenture Trustee Fees; provided further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors, and (iv) with respect to the Senior Secured Notes, permitting the Senior Secured Notes Trustee to take any action with respect to that certain makewhole premium described in Section 1.1 of the Senior Secured Notes Indenture and maintain the Senior Secured Notes Trustee’s right to reimbursement of costs under the Senior Secured Notes Indenture; provided further, however, that the foregoing shall not affect the cancellation of shares issued pursuant to the Restructuring Transactions nor any other shares held by one Debtor in the capital of another Debtor. Subject to the preceding sentence of Article IV.J of the Plan, the Indenture Trustees and their agents, successors, and assigns shall be discharged of all their obligations associated with the Indentures, as applicable, and shall be released from all claims related to such obligations.

H.	Management Equity Incentive Program.
On the Effective Date, the Debtors shall adopt the Management Equity Incentive Plan. The Management Equity Incentive Plan will cover 10% of the fully-diluted and fully-distributed shares of New Common Equity contemplated in the Plan, with such percent being diluted for additional stock issuances by the Debtors (other than pursuant to such issuances contemplated by the Plan, including pursuant to the Management Equity Incentive Plan) following the Effective Date. On the Effective Date: (a) 50% of the aggregate pool will be granted as restricted stock units (collectively, the “RSUs”); and (b) 25% of the aggregate pool will be granted in the form of stock options (collectively, the “Emergence Options,” and together with the RSUs, the “Emergence Award”). The remaining 25% will be granted in the future as stock options (the “Remaining Options,” and together with the Emergence Award, the “Incentive Award”), vesting based on the achievement of reasonably attainable performance goals determined by the New Board in good faith. The Chief Executive Officer shall provide a proposed allocation for the Emergence Award to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders at least 21 days prior to the Effective Date. Such allocation shall be as agreed upon by the Chief Executive Officer, the Ad Hoc 8.625% Noteholders, and the JPMorgan Noteholders prior to the Effective Date. The Emergence Award will vest in four equal annual installments on the anniversary of the Effective Date. The Remaining Options will be granted within four years of the Effective Date and will vest and become exercisable in annual installments, as determined by the New Board over a period that will not exceed four years. Any Incentive Award shall automatically vest upon: (i) the death, disability, termination without “cause”, or termination for “good reason”; or (ii) a change in control of the Debtors following the Effective Date. Shares of New Common Equity acquired in connection with any Incentive Award will be subject to customary restrictions on transfer and will have customary tag along and registration rights. To the extent no equity security of the Debtors is publicly traded at the time a tax liability is incurred, the Debtors shall, at the holder’s election, withhold sufficient New Common Equity to pay any taxes due upon settlement of any Incentive Award.
I.	Employee and Retiree Benefits.
In consideration for releasing all Claims and Interests, all employees that are (a) party to employment, retirement, indemnification, and other agreements or arrangements with the Debtors in place as of the Effective Date, including the Debtors’ officers, directors, or employees, who will continue in such capacities or similar capacities after the Effective Date, or (b) party to variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees identified as key leaders, top level managers, or sales leaders shall receive new employment agreements with the Reorganized Debtors, which shall have economic terms that are not less favorable to such employee than such employee’s current employment agreement, as satisfactory to the Ad Hoc 8.625% Noteholders and the JPMorgan Noteholders.

Summary of Legal Proceedings3
From time to time, the Debtors are subject to legal proceedings and other claims arising in the ordinary course of their business. Currently, the Debtors are not a party to any litigation the outcome of which would have a material adverse affect on their financial condition or results of operations. The Debtors maintain insurance coverage against claims in an adequate amount given the Debtors’ litigation proceedings.
Most of these legal proceedings have arisen in the ordinary course of the Debtors’ business and involve Claims for money damages. Whether these Claims are or will be liquidated or resolved in the Bankruptcy Court or in some other jurisdiction depends upon the nature of the Claims and the debt arising therefrom. Generally, if the debt underlying such Claims was incurred by the Debtors prior to the date the Plan is confirmed, such debt, in accordance with section 1141 of the Bankruptcy Code, will be discharged through bankruptcy, depending upon the nature of the relief sought, regardless of whether the Claim is liquidated and resolved before or after the Effective Date. Claims arising from conduct occurring after the Effective Date, unless provided for under the Plan, generally are not dischargeable through bankruptcy, and will be handled by the Reorganized Debtors in the ordinary course of their business after emergence.
A number of transactions occurred prior to the Petition Date that may give rise to Claims, including preference actions, fraudulent transfer and conveyance actions, rights of setoff and other claims, or causes of action under sections 510, 544, 547, 548, 549, 550, and 553 of the Bankruptcy Code, and other applicable bankruptcy or non-bankruptcy law (collectively, the “Avoidance Actions”).
Pursuant to section 546(a) of the Bankruptcy Code, the statute of limitations with respect to the commencement of avoidance or recovery actions under sections 544, 545, 547, 548, and 553 of the Bankruptcy Code will expire on June 27, 2013 (i.e., two years after the Petition Date).
IX. Valuation Analysis
THE VALUATION SET FORTH HEREIN REPRESENTS ESTIMATED DISTRIBUTABLE VALUE AND DOES NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN THE PUBLIC OR PRIVATE MARKETS. THE VALUE OF THE NEW COMMON EQUITY DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE.
Because certain distributions contemplated by the Plan are composed of equity in the Reorganized Debtors, the Debtors determined it was necessary to estimate the value of their reorganized businesses. Accordingly, Rothschild Inc. (“Rothschild”) has performed an analysis of the estimated value of the Reorganized Debtors on a going-concern basis (the “Valuation Analysis”). The Valuation Analysis should be considered in conjunction with the “Risk Factors” discussed herein. The Valuation Analysis is dated as of July 13, 2011 and is based on data and information as of that date. Rothschild makes no representations as to changes to such data and information that may have occurred since July 13, 2011.
In preparing the Valuation Analysis, Rothschild has, among other things: (1) reviewed certain recent available financial results of the Debtors; (2) reviewed certain internal financial and operating data of the Debtors; (3) discussed with senior executives the current operations and prospects of the Debtors; (4) reviewed certain operating and financial forecasts prepared by the Debtors, including the financial projections attached hereto as Exhibit B (the “Financial Projections”); (5) discussed with certain senior executives of the Debtors regarding key assumptions related to the Financial Projections; (6) prepared discounted cash flow analyses based on the Financial Projections, utilizing various discount rates; (7) considered the market value of certain publicly-traded companies in businesses reasonably comparable to the operating business of the Debtors; (8) considered the value assigned to certain precedent change-in-control transactions for businesses similar to the Debtors; (9) analyzed market value of pre-petition debt; (10) conducted such other analyses as Rothschild deemed necessary and/or appropriate under the circumstances; and (11) considered a range of potential risk factors.

[3]
This summary is not intended as an exhaustive description of all pending legal matters or proceedings in which the Debtors are involved. Certain legal proceedings may be subject to appeal in or outside the Bankruptcy Court. Nothing in this discussion is deemed to be an admission by the Debtors of any liability or wrongdoing.

Rothschild assumed, without independent verification, the accuracy, completeness, and fairness of all of the financial and other information available to it from public sources or as provided to Rothschild by the Debtors or their representatives. Rothschild also assumed that the Financial Projections has been reasonably prepared on a basis reflecting the Debtors’ best estimates and good faith judgment as to future operating and financial performance. To the extent the valuation is dependent upon the Reorganized Debtors’ achievement of the Financial Projections, the Valuation Analysis must be considered speculative. Rothschild does not make any representation or warranty as to the fairness of the terms of the Plan. In addition to the foregoing, Rothschild relied upon the following assumptions in preparing the Valuation Analysis:
•	the Reorganized Debtors are able to maintain adequate liquidity to operate in accordance with the Financial Projections;
•	the Reorganized Debtors operate consistently with the levels specified in the Financial Projections;
•	the Plan will become effective on September 30, 2011 (the “Assumed Effective Date”);
•	future values were discounted to September 30, 2011;
•	the Debtors shall have availability of an undrawn revolving facility up to $75.0 million as of the Effective Date;
•
general financial and market conditions as of the Assumed Effective Date will not differ materially from those conditions prevailing as of the date of the Valuation Analysis of July 13, 2011 (the “Valuation Date”);

•	Rothschild has not considered the impact of a prolonged bankruptcy case and has assumed operations will continue in the ordinary course consistent with the Financial Projections; and
•	Rothschild did not provide a valuation or other potential outcomes under alternative scenarios such as a prolonged bankruptcy case or a partial or full break-up and sale of the Debtors’ business.

A.	Valuation Methodologies.
The following is a summary of certain financial analyses performed by Rothschild to arrive at its range of estimated values. Rothschild’s valuation analysis must be considered as a whole. Rothschild has assigned an equal weighting to each methodology to arrive at its value range.
(i) Discounted Cash Flow Analysis.
The discounted cash flow analysis (the “DCF”) estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. The DCF discounts the expected cash flows by a theoretical or observed discount rate. This approach has two components: (i) calculating the present value of the projected unlevered after-tax free cash flows for a determined period of time and (ii) adding the present value of the terminal value of the cash flows.
The DCF calculations were performed on unlevered after-tax free cash flows for the period beginning October 1, 2011 through March 31, 2016, discounted to the Assumed Effective Date (the “Projection Period”). Rothschild utilized the Financial Projections for performing these calculations.
In performing the DCF calculations, Rothschild made assumptions for the weighted average cost of capital (the “Discount Rate”), which is used to calculate the present value of future cash flows. Rothschild also made assumptions for (x) a perpetuity growth rate for the future cash flows and (y) an exit multiple, which are used to determine the value of the Reorganized Debtors represented by the time period beyond the Projection Period. Rothschild calculated the Discount Rate with a traditional cost of equity capital calculation using the “capital asset pricing model.” Based on this methodology, Rothschild used a Discount Rate range of 10.5% to 12.5% for the Reorganized Debtors, which reflects a number of NBC and market-specific factors, and is calculated based on the cost of capital for companies that Rothschild analyzed in its Comparable Companies Analysis. The DCF utilized the perpetuity growth method and under this method the terminal value is estimated using a long-run growth rate for the period beyond the Projection Period (beyond FY 2016). The DCF analysis was also conducted using the exit multiple method. In this approach, the terminal value is estimated using a multiple of terminal year EBITDA. The Valuation Analysis uses a perpetuity growth rate for free cash flow of 0.1% — 3.0% and an exit multiple of 4.0x — 6.0x terminal year EBITDA. The discount rate range was calculated based on assumed cost of debt and the Capital Asset Pricing Model (“CAPM”) using the companies identified for the Comparable Companies Analysis as benchmarks.
(ii) Comparable Companies Analysis.
The comparable companies analysis (the “Comparable Companies Analysis”) estimates the value of a company based on a comparison of such company’s financial statistics with the valuation in the public markets and related implied financial statistics of publicly-traded companies with similar characteristics. Criteria for selecting comparable companies for this analysis includes, among other relevant characteristics, similar lines of business, geographic presence, business risks, growth prospects, maturity of businesses, market presence, size and scale of operations. The Comparable Companies analysis is challenged by a lack of publicly-traded pure play comparable companies for NBC. Companies used in the Comparable Companies Analysis include: Barnes & Noble, Inc., Books-A-Million Inc., Gamestop Corp., Indigo Books & Music, Inc., Renaissance Learning Inc., and School Specialty, Inc. The Comparable Companies Analysis establishes benchmarks for valuation by deriving financial multiples and ratios for the comparable companies, standardized using common metrics such as EBITDA.
(iii) Precedent Transactions Analysis.
The precedent transactions analysis (the “Precedent Transactions Analysis”) is based on the enterprise values of companies involved in public or private merger and acquisition transactions that have operating and financial characteristics similar to the Debtors. Under this methodology, the enterprise value of such companies is determined by an analysis of the consideration paid and the debt assumed in the merger, acquisition or restructuring transaction. As in a comparable company valuation analysis, the analysis establishes benchmarks for valuation by deriving financial multiples and ratios, standardized using common variables such as EBITDA. Rothschild relied on the derived EBITDA multiples and then applied these to the Debtors’ operating statistics to determine enterprise value. The following transaction was used in the Precedent Transactions Analysis:

Target	Acquiror

Barnes & Noble College Booksellers, Inc.	Barnes & Noble, Inc.

Factors not directly related to a company’s business operations can affect a valuation based on precedent transactions, including (i) circumstances surrounding a merger transaction may introduce other motivations for higher premiums (e.g., a buyer may pay an additional premium for reasons not solely related to competitive bidding), (ii) the market environment is not identical for transactions occurring at different periods of time; and (iii) circumstances pertaining to the financial position of the company may impact the resulting purchase price (e.g., a company is in financial distress and may receive a lower price due to weaker negotiating leverage).
The summary set forth above does not purport to be a complete description of the analyses performed by Rothschild. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimates set forth herein are not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, such estimates do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates prepared by Rothschild assume that Reorganized Debtors will continue as the owner and operator of their businesses and assets and that such assets will be operated in accordance with the Debtors’ business plan. Depending on the results of the Debtors’ operations or changes in the financial markets, Rothschild’s valuation analysis as of the Effective Date may differ from that disclosed herein.
(iv) Distributable Equity Value of Reorganized NBC Under the Plan.
The distributable equity value of Reorganized NBC (the “Distributable Equity Value”) is calculated by adjusting the total enterprise value calculated under the DCF, Precedent Transactions Analysis, and Comparable Companies Analysis for factors that would impact Reorganized Debtors’ Cash and/or debt levels.
In the calculation of Distributable Equity Value, Rothschild assumes that any “excess Cash” on the Debtors balance sheet is used to satisfy any administrative expenses and Allowed General Unsecured Claims that are expected to arise under the restructuring.
The chart below illustrates the Distributable Equity Value of Reorganized NBC under the Plan:

(In Millions)	Amount
Total Enterprise Value	$390.0
Less: New ABL Facility	—
Less: Capital Leases	(2.5)
Less: New Senior Secured Notes	(250.0)
Less: New Senior Unsecured Notes	(110.0)
Implied Equity Value	$27.5

These estimated values are based on a hypothetical value that reflects the estimated intrinsic value of the Debtors derived through the application of various valuation methodologies. The implied reorganized equity value ascribed in this analysis does not purport to be an estimate of any post-reorganization market trading value. Any such trading value may be materially different from the Distributable Equity Value ranges associated with Rothschild’s valuation analysis. Rothschild’s estimate is based on economic, market, financial, and other conditions as they exist on, and on the information made available as of, the Valuation Date. It should be understood that, although subsequent developments may affect Rothschild’s conclusions, before or after the confirmation hearing, Rothschild does not have any obligation to update, revise or reaffirm its estimate.
In addition, the valuation of any newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities held by Creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by other factors not possible to predict. Accordingly, the values estimated by Rothschild do not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets.
THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR THE REORGANIZED DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HEREIN.
THE ESTIMATED CALCULATION OF ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS AS SET FORTH IN THE DEBTORS’ FINANCIAL PROJECTIONS, AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED AND MANY OF WHICH ARE OUTSIDE OF THE DEBTORS’ CONTROL, AS FURTHER DISCUSSED IN SECTION XII OF THE DISCLOSURE STATEMENT.
THE CALCULATIONS OF VALUE SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE VALUATION ANALYSES IS BASED ON DATA AND INFORMATION AS OF THE VALUATION DATE. NO RESPONSIBILITY IS TAKEN FOR CHANGES IN MARKET CONDITIONS THAT MAY HAVE OCCURRED SINCE THE VALUATION DATE AND NO OBLIGATION IS ASSUMED TO REVISE THIS CALCULATION OF THE REORGANIZED DEBTORS’ VALUE TO REFLECT EVENTS OR CONDITIONS THAT SUBSEQUENTLY OCCUR. THE CALCULATIONS OF VALUE DO NOT CONFORM TO THE UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE OF THE APPRAISAL FOUNDATION.
X. Liquidation Analysis
Pursuant to section 1129(a)(7) of the Bankruptcy Code, often called the “best interests test,” holders of allowed claims must either (a) accept the plan of reorganization, or (b) receive or retain under the plan property of a value, as of the plan’s assumed effective date, that is not less than the value such non-accepting holders would receive or retain if the debtors were to be liquidated under chapter 7 of the Bankruptcy Code on such date. The Debtors believe that the Plan meets the “best interest of creditors” test as set forth in section 1129(a)(7) of the Bankruptcy Code.

To demonstrate compliance with the “best interests test,” the Debtors estimated a range of proceeds that would be generated from a hypothetical chapter 7 liquidation in their liquidation analysis included below (the “Liquidation Analysis”). In the Liquidation Analysis, the Debtors determined a hypothetical liquidation value of their businesses if a chapter 7 trustee were appointed and charged with reducing to cash any and all of the Debtors’ assets. The Debtors compared this hypothetical liquidation value to the value and returns provided for under the Plan. As reflected in more detail in the Liquidation Analysis, the Debtors believe that the value of any distributions if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code would not be greater than the value of distributions under the Plan.
The Debtors believe that Holders of Allowed Claims in each Impaired Class will receive at least as much under the Plan as they would if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. The Liquidation Analysis reflects the estimated cash proceeds, net of liquidation-related costs, which would be realized if the Debtors were to be liquidated in accordance with chapter 7 of the Bankruptcy Code.
The Liquidation Analysis reflects management’s estimated net value of the Debtors’ assets if the Debtors were liquidated under the provisions of chapter 7 of the Bankruptcy Code, and the net proceeds of the liquidation were applied in strict priority to satisfy Claims against the Debtors. The Liquidation Analysis assumes the Debtors’ estates are substantively consolidated, and is based on the Debtors’ projected balance sheets as of September 30, 2011 (except as indicated). The Liquidation Analysis assumes a range of recoveries for these assets assuming a forced liquidation asset sale process conducted by the Debtor’s trustee. The value available for distribution to creditors as of the date of an actual liquidation may differ from the value used in this Liquidation Analysis, potentially by a material amount.
Conversion of the Chapter 11 Cases to chapter 7 likely would result in additional costs to the Estates. Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset dispositions expenses, all unpaid expenses incurred by the Debtors in the Chapter 11 Cases (such as compensation of attorneys, financial advisors, and restructuring consultants) that are allowed in the chapter 7 case, litigation costs, and Claims arising from the operations of the Debtors during the pendency of the Chapter 11 Cases.
In order to maximize total liquidation value, the Liquidation Analysis assumes that the Debtors continue to operate the business for a period of three months, then liquidates the remaining assets during a three-month-period after the filing of a chapter 7 bankruptcy petition. The Debtors’ would then require an additional six months to wind down the estate. The Liquidation Analysis assumes distressed sales of the Debtors’ assets as the basis for this liquidation. There can be no assurance that the actual value realized in a sale of these assets would yield the balances assumed in the Liquidation Analysis. If actual results were lower than those shown, or if the assumptions used in formulating the Analysis were not realized, distribution to each member of each class of Claims could be affected adversely.
The Liquidation Analysis assumes that proceeds would be distributed in accordance with section 726 of the Bankruptcy Code. If the Debtors were liquidated pursuant to chapter 7 proceedings, the amount of liquidation value available to creditors would be reduced by: (1) the costs of the liquidation, which includes the fees and expenses of the Chapter 7 Trustee appointed to manage the liquidation, the fees and expenses of other professionals retained to assist with the liquidation, and other asset disposition expenses; (2) letters of credit drawn down against the DIP Facility; (3) the DIP Facility; (4) Administrative Expense Claims, including administrative trade claims, and employee benefit obligations, and Priority Tax Claims; (5) Senior Secured Notes; (6) any remaining residual value would be available to unsecured lender and general unsecured creditors pari passu with the deficiency secured claims; and (7) to the extent any value remains HoldCo Interests would be satisfied.

The Liquidation Analysis necessarily contains an estimate of Claims that ultimately will become Allowed Claims. Estimates for various Classes of Claims are based solely upon the Debtors’ review of their books and records. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected levels set forth in this Liquidation Analysis. In preparing the Liquidation Analysis, the Debtors have projected amounts of Claims that are consistent with the estimated Claims reflected in the Plan with certain modifications. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good-faith estimate of the proceeds that would be generated if the Debtors were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose. The Liquidation Analysis does contain estimates of potential damage Claims with respect to executory contracts that may be rejected; however, these estimates may be substantially different if, in fact, executory contracts are rejected. Nothing contained in the Liquidation Analysis is intended to be or constitutes a concession or admission of the Debtors. The actual amount of Allowed Claims in the Chapter 11 Cases could materially differ from the estimated amounts set forth in the Liquidation Analysis.
A.	Scope, Intent, and Purpose of the Liquidation Analysis.
The determination of the costs of, and hypothetical proceeds from, the liquidation of the Debtors’ assets is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management, and their advisors. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could affect the ultimate results in an actual chapter 7 liquidation. In addition, the Debtors’ management cannot judge with any degree of certainty the effect of the forced liquidation asset sales on the recoverable value of the Debtors’ Assets. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good faith estimate of the proceeds that would be generated if the Debtors were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose. The underlying financial information in the Liquidation Analysis was not compiled or examined by any independent accountants. No independent appraisals were conducted in preparing the Liquidation Analysis. NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.
In preparing the Liquidation Analysis, the Debtors estimated Allowed Claims based upon a review of the Claims contained in the Debtors’ books and records. In addition, the Liquidation Analysis includes estimates for Claims not currently asserted in the Chapter 11 Cases, but which could be asserted and Allowed in a chapter 7 liquidation, including Administrative Claims, chapter 7 trustee fees, and certain lease and contract rejection damages Claims. To date, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis. The Debtors’ estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims under the Plan. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

B.	Results of the Liquidation Analysis.
The Debtors have eight legal entities that primarily engage in the procurement and sale of new and used textbooks on college campuses, as well as the sale of other types of education material to academic institutions. It is assumed that the orderly liquidation of the Debtors would commence following three months of normal business operations through the end of the “back to school” selling season, in order to maximize recovery. Upon completion of the Fall selling season, a liquidation process would proceed for a period of three months under the direction of the chapter 7 trustee, during which time all of the Debtors’ major assets (consisting mostly of the inventory, receivables, and property plant, and equipment) would be sold or wound down in an expedited manner, the cash proceeds, net of liquidation related costs, would then be distributed to the creditors in accordance with section 726 of the Bankruptcy Code. This three-month assumption is primarily based on anticipated time pressure to liquidate inventory, dispose of land and buildings, and collect upon receivables. Following the sale of the assets, the Liquidation Analysis assumes the chapter 7 trustee will wind down the estate expeditiously over a six month period.
The estimated proceeds of a hypothetical chapter 7 liquidation for all assets of the eight Debtor entities were calculated based on assumptions provided herein and applied to estimated Claims values for these entities to determine recovery estimates among creditor Classes. In addition, these recovery estimates among creditor Classes were compared to estimated recoveries under the Plan.
As is demonstrated in the analysis, all impaired creditor Classes are estimated to receive less in the Liquidation Analysis than under the Plan. In both the “high recovery scenario” and the “low recovery scenario,” Administrative Claims and Priority Tax Claims receive a 100% recovery, and the Senior Secured Claims and the Senior Unsecured Claims are both impaired.
Based on the estimated recoveries in the Plan and Liquidation Analysis, it is management’s opinion that the Plan satisfies the “best interests test.” Under the Plan, each creditor class will receive at least the same value or significantly more than they would if the business were to be subject to a chapter 7 liquidation.

Estimated Recovery and Distribution to Claimants

		Book	Estimated Recovery %		Estimated Recovery
($ in 000’s)	Notes	Value	Low	High	Low	High
Liquidation Proceeds
Cash & Cash Equivalents	A	$189,782	100%	100%	$189,782	$189,782
Trade Receivables	B	70,511	27%	85%	18,931	59,934
Inventory	C	124,042	46%	70%	56,543	86,829
Prepaid Assets	D	8,541	0%	10%	—	854
Property Plant and Equipment	E	38,697	15%	30%	5,805	11,609
Other Assets	F	3,475	0%	10%	—	348

Proceeds Available for Distribution					271,061	349,356

Costs of Liquidation and Distribution
Chapter 7 Trustee Fees	G				2,438	4,787
Professional Fees	H				6,812	5,573
Winddown & Liquidation Costs	I				1,718	1,406
Letter of Credit Facilities	J				3,734	—

					14,702	11,766

Adjusted Proceeds Available for Distribution					256,359	337,590

Chapter 11 Administrative Claims
DIP Facility Claim	K				125,000	125,000
Liabilities incurred in Chapter 11 at the operating entities	L				100,004	100,004
Employee Benefit Obligations	M				1,627	1,627
Priority Tax Claims	N				85	85

					226,716	226,716

Proceeds Available for Distribution to Pre-petition Creditors					29,642	110,874

Secured Debt Claims	O	$200,200	15%	55%	29,642	110,874

Proceeds Available for Distribution to Pre-petition Unsecured Creditors					—	—

Unsecured Debt Claims	P	258,700	0%	0%	—	—
Unsecured Claims sharing Pari Pasu with Lenders	Q	41,037	0%	0%	—	—
HoldCo Interests	R	110,000	0%	0%	—	—

		$409,737	0%	0%	$—	$—

C.	Notes to Liquidation Analysis.
(i) Note A — Cash and Cash Equivalents.
Cash and cash equivalents are in the form of depository accounts and short term investments. These accounts are liquid, and a 100% recovery is assumed. September 30, 2011 balance is based on the Debtors’ initial cash flow budget (base case, assuming normal trade credit), which reflects the following:

($ in 000’s)
Forecasted Cash Balance as of July 8, 2011	$112,079
Operating Cash Flow July 9 -Sept 30	85,638
Debt Service July 9 - Sept 30	(7,934)

$189,782

(ii) Note B — Trade Receivables.
The trade receivables balance is based upon the estimated balance as of September 30, 2011. Low end recovery is based on the Revolving DIP Loan (as defined in the Interim DIP Order) advance ineligibles and advance rate (no advances are provided against retail receivables, which are due from schools that provide textbooks through financial aid). The high end is based on judgment to reflect the fact that the majority of receivables are relative new and borrowing base calculations tend to be conservative by design.

	Book	Estimated Recovery %		Estimated Recovery
($ in 000’s)	Value	Low	High	Low	High
Trade Receivables
Wholesale	$38,282	49%	85%	$18,931	$32,540
Retail & Other	32,229	0%	85%	—	27,394

Total	$70,511	27%	85%	$18,931	$59,934

(iii) Note C — Inventory.
The Inventory balance is based upon the estimated balance as of September 30, 2011. Low end recovery is based on the Revolving DIP Loan (as defined in the Interim DIP Order) advance ineligibles and advance rate (no advances are provided against Rental Inventory, which is in the hands of students and potentially very difficult to realize upon). The high end is based on judgment to reflect the fact that borrowing base calculations tend to be conservative by design.

	Book	Estimated Recovery %		Estimated Recovery
($ in 000’s)	Value	Low	High	Low	High
Inventory
Wholesale	$16,443	20%	70%	$3,361	$11,510
Retail	90,799	59%	70%	53,182	63,559
Rental	16,800	0%	70%	—	11,760

Total	$124,042	46%	70%	$56,543	$86,829

(iv) Note D — Prepaid Assets.
Prepaid Assets consist primarily of prepaid consulting fees, insurance, maintenance and leases and reflect the April 30, 2011 actual balance. There is assumed to be a minimal recovery for these assets. 0%-10% is based upon the assumption that a small percentage may be sold or refunded, however the majority will be exhausted prior to the conclusion of a liquidation.
(v) Note E — Property, Plant, and Equipment.
Property, Plant, and Equipment consists of land, buildings, furniture and fixtures, information systems, and leasehold improvements and reflect the April 30, 2011 actual balance. The majority of the recovery relates to Land and Buildings. Land makes up less than 10% of the total value, and the recovery for the buildings in a distressed sale is not expected to yield full value. Therefore a recovery of 15%-30% is estimated, based on judgment.
(vi) Note F — Other Assets.
Other assets consist primarily of software development costs and reflects the April 30, 2011 actual balance. There is minimal recovery assigned to this, however the software may be sold to other bookstores or have value to existing customers. Therefore a recovery of 0%-10% is estimated.
(vii) Note G — Trustee Fees of Chapter 7 Estates.
Compensation for the Chapter 7 trustee will be limited to fee guidelines in section 326(a) of the Bankruptcy Code and is calculated at 3% of estimated recovery of assets available for distribution, excluding cash on hand.
(viii) Note H — Professional Fees.
Professional Fees & Costs include ongoing professional fees associated with winding down the business. These professional fees include fees for legal and financial support. The cost to operate the business during the liquidation process is detailed in the winddown costs. Once the liquidation is complete, certain corporate and administrative functions would be required to oversee the distribution of proceeds, to maintain and close the accounting records and to prepare tax returns for the estates, among other things. For purposes of analysis, the low end recovery is 10% higher and the high end is 10% lower than the forecast of $6.2 million.

(ix) Note I — Winddown & Liquidation Costs.
The estimated cost to operate the business during the liquidation process is detailed below. Once the liquidation is complete, certain corporate and administrative functions would be required to oversee the distribution of proceeds, to maintain and close the accounting records, and to prepare tax returns for the estates, among other things. For purposes of analysis, the low end recovery is 10% higher and the high end is 10% lower than the forecast of $1.562 million.

		Oct-Dec		Jan-Mar		Apr-Jun
	Monthly	2011		2012		2012			Low	High
($ in 000’s)	Actual	Fcst	% of Act	Fcst	% of Act	Fcst	% of Act	Total	Recovery	Recovery
Estimated Wind Down Expenses
Distribution Center Wage Expenses	$286	$428	50%	$—	0%	$—	0%	$428	$471	$386
Corporate Payroll Wind Down Costs	191	287	50%	143	25%	72	13%	502	552	452
Distribution & Office Facility Expenses	77	124	54%	75	33%	75	33%	274	301	247
Estimated Severance		286		36		36		358	393	322

Total		$1,125		$254		$183		$1,562	$1,718	$1,406

(x) Note J — Letter of Credit Facilities.
Letter of Credit Facilities consist of two letters in the amounts of $3 million and approximately $700 thousand, respectively. These letters are not funded and are collateralized against the DIP Facility. For purposes of the analysis, it is assumed that the letters of credit would both be drawn in the low recovery scenario and that neither would be drawn in the high recovery scenario.
(xi)	Note K — DIP Facility Claim.
Upon filing the Chapter 11 Cases, the company entered into a $200 million DIP facility. The Term portion of $125 million was drawn upon filing, the remaining $75 million DIP Revolving Loan remains unutilized and is assumed to remain undrawn through the liquidation period.
(xii) Note L — Liabilities Incurred in Chapter 11 at the Operating Entities.
Represents trade payables incurred after the Petition Date to acquire inventory and run the company in order to prepare for the “back to school” selling season. Credit memo requests are netted against these Administrative Liabilities, due to the fact that in a Liquidation Scenario, creditors will likely offset their liabilities instead of providing proceeds from credit memos.

($ in 000’s)
Net Liabilities incurred in Chapter 11 at the operating entities
Gross Liabilities incurred in Chapter 11 at the operating entities	$129,915
Credit Memo Requests	(29,911)

$100,004

(xiii) Note M — Employee Benefit Obligations.
Employee Benefit Obligations are the Company’s obligations to fund the employee 401(k) program. The balance represents the actual liability as of April 30, 2011.

(xiv) Note N — Priority Tax Claims.
The balance represents the estimated petition date amount of Priority Tax Claims less the estimated payments under the First Day Motions.
(xv) Note O — Secured Debt Claims.
Represents the $200 million 10% Senior Secured Notes outstanding plus the approximate $200,000 in outstanding mortgage obligations
(xvi) Note P — Unsecured Debt Claims.
Represents the $179.3 million 8.625 Notes plus the $79.4 million of the AcqCo Notes outstanding.
(xvii) Note Q — Unsecured Claims.
Unsecured claims consist of unpaid prepetition trade claims and lease rejection claims. Trade claims are estimated based on existing claims at the petition date less anticipated payments under First Day Motions, and lease rejection claims are estimated based on one year’s worth of rent expense, as follows:

($ in 000’s)
Estimated Petition Date Unsecured Claims	$19,937
Estimated Payments under First Day Motions	(14,000)
Net Liabilities incurred in Chapter 11 at the operating entities	35,100

$41,037

(xviii) Note R — HoldCo Interests.
Represents an estimate of equityholders’ investments into NBC Holdings Corp. and AcqCo.
XI. Projected Financial Information
Attached as Exhibit B are the unaudited pro forma financial statements (the “Financial Projections”), which consist of a statement of operations (the “Income Statement”), a statement of cash flow (the “Statement of Cash Flows”), and a statement of financial position (the “Balance Sheet”) for the time period from January 1, 2011 through December 31, 2015. The Financial Projections assume an Effective Date of September 30, 2011 and are based on the Debtors’ current business plan. A balance sheet (the “Pro Forma Balance Sheet”) has been provided as of the Effective Date with pro forma adjustments to account for (a) the reorganizing and related transactions pursuant to the Plan and (b) the implementation of “fresh start” accounting pursuant to Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under The Bankruptcy Code, as issued by the American Institute of Certified Public Accountants (the “AICPA”). The Balance Sheet may not be in accordance with generally accepted accounting practices.

THE DEBTORS’ MANAGEMENT PREPARED THE FINANCIAL PROJECTIONS WITH THE ASSISTANCE OF THEIR PROFESSIONALS. THE DEBTORS’ MANAGEMENT DID NOT PREPARE SUCH FINANCIAL PROJECTIONS TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY AICPA OR THE RULES AND REGULATIONS OF THE SEC. THE DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE FINANCIAL PROJECTIONS THAT ACCOMPANY THIS DISCLOSURE STATEMENT AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE FINANCIAL PROJECTIONS, AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH FINANCIAL PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. THE FINANCIAL PROJECTIONS ARE QUALIFIED IN THEIR ENTIRETY BY THE DESCRIPTION THEREOF CONTAINED HEREIN AND IN THE NOTES ACCOMPANYING THE FINANCIAL PROJECTIONS.
MOREOVER, THE FINANCIAL PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE CONSUMMATION AND IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, MAINTENANCE OF GOOD EMPLOYEE RELATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, NATURAL DISASTERS, AND UNUSUAL WEATHER CONDITIONS, ACTS OF TERRORISM OR WAR, INDUSTRY-SPECIFIC RISK FACTORS (AS DETAILED HEREIN), AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.
THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE DEBTORS PREPARED THE FINANCIAL PROJECTIONS MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE DEBTORS AND REORGANIZED DEBTORS, AS APPLICABLE, DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE ON WHICH THIS DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE FINANCIAL PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AND INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

A.	Notes to the Income Statement and Cash Flow Statement.
(i) Approach.
The Income Statement consolidates the financial performance of the Debtors’ operations using an approach established by the Debtors’ management and professionals to forecast operating results. The Income Statement accounts for conditions specific to each operating segment in which the Debtors’ operate, including competitive pressures as well as the current state of the textbook industry. The Debtors’ management team has considered various factors in developing the Financial Projections based on specific assumptions and information available to them. The Financial Projections should be reviewed in conjunction with the section entitled “Risk Factors” discussed herein.
The Financial Projections was prepared on a “bottom-up” basis within each operating segment. Revenue factors were developed specific to each segment and included drivers such as sales units, rental units, and price per unit. Gross margins were estimated based on current results and anticipated changes in the mix of sales versus rental and sales mix by new textbooks, used textbooks, general merchandise, and other items. Costs for each division were developed based on current relationships between actual costs and revenue and anticipated changes due to sales by source such as in-store, online third party marketplaces, or the Debtors’ own online websites. Specific adjustments were made to some costs to account for operational initiatives implemented, or to be implemented, by the Debtors’ management team.
(ii) Operational Drivers.
Total revenue represents gross revenues derived from the operation of college bookstores, the wholesale of used textbooks, and numerous businesses that complement the wholesale business. The Debtors’ revenues from college bookstores are derived from both the number of bookstores that they operates, which fluctuate based on the acquisition or contract management of new stores net of any closed stores, plus expected changes in same store sales within those bookstores. The projections include certain assumptions about increases in the number of bookstores operated by the Debtors as well as certain improvements in same store sales results. Estimates of same store sales were made for each primary revenue type within the college bookstore operations. Additionally, Debtors’ revenues are projected to increase because of improved revenue results in its wholesale used textbook business due to improved acquisition of used textbook inventory and improved inventory management within the Debtors’ operation.
(iii) Cost of Sales and Selling, General and Administrative Expenses.
Cost of sales expenses primarily represent the direct operating expenses associated with generating revenue from sales of the Debtors’ products and services. Those direct operating expenses are primarily derived from the cost of acquisition of new and used textbooks, as well as general merchandise, plus shipping costs incurred to get product to the appropriate bookstore or warehouse. Costs of sales for each primary sales category was estimated based on current trends. Cost of sales for the wholesale and complementary services businesses were estimated based on current trends along with certain improvements due to improved used textbook inventory management within the Debtors’ operations.

Selling, general, and administrative (“SG&A”) expenses are specific to each primary business operation, as well as the costs necessary to operate the corporate infrastructure. Each business operation includes labor and benefits, travel, outbound shipping, marketing and advertising, rent, and miscellaneous other costs, including commission payments to third party online marketplace operators. All of these costs were projected based on current operating levels, as adjusted for projected increases in the number of bookstores operated by the Debtors, and further adjusted for normal increases in each category of expense. Corporate SG&A primarily consists of the labor and benefits necessary to operate functions such as treasury, general accounting, information technology, senior management and the corresponding support structure related to these functions. Ongoing estimates for legal and other professional fees are included in the estimates for corporate SG&A. Certain reductions in costs were also included in the projections based on management’s plans for improved efficiencies, the results of a voluntary retirement program and certain other cost savings steps that have been implemented.
SG&A costs for fiscal 2012 also include approximately $28 million of professional fees and expenses related to the bankruptcy process. These costs were projected based on the run-rate for professionals billing at hourly and fixed-rates and include success fees.
(iv) Gain on Retirement of Debt.
Gain on retirement of debt relates to the extinguishment of the debt obligations as a result of the Plan. This amount includes amounts for the write off of accrued interest on certain liabilities subject to compromise as well as the write off of preferred stock balances — offset partially by an estimate for immediate write off of unamortized debt issuance costs associated with the prepetition obligations.
(v) Interest Expense.
Interest expense for fiscal 2012 includes interest accrued on all prepetition and post-petition debt for the assumed periods outstanding. Interest expense has been recognized for all debt until September 30, 2011, the assumed Effective Date. Interest expense after September 30, 2011 was estimated only for all post-petition obligations.
Interest expense for the projection period has been determined based on terms of the RSA.
(vi) Income Taxes.
Income taxes were calculated based on an effective 40% blended United States federal and state tax rate. This tax rate assumes all Debtors will emerge as taxpayers. For purposes of forecasting provisions for taxes after the Effective Date, the Financial Projections assumes that the Debtors do not emerge with any available net operating losses (“NOLs”). A final assessment of the Debtors’ cancellation of debt income (“CODI”) and usable NOLs may vary based on the structure of the Plan and events occurring after the Effective Date.
(vii) Capital Expenditures.
Capital expenditures projected in the Financial Projections are primarily maintenance in nature and include estimates to update leasehold improvements and computer infrastructure and replace machinery and equipment. While the projections do not contemplate any new lines of business, there will be expenditures necessary to maintain and refurbish the existing equipment as it ages over the ordinary course of operations.

Capital expenditures also include estimated expenditures to acquire additional college bookstore operations including working capital investments and certain upfront bonus payments to colleges and universities who contract with the Debtors to operate their on campus bookstore, as well as certain investments in information systems for those new operations.
B.	Balance Sheet and Pro Forma Balance Sheet.
The Pro Forma Balance Sheet contains certain adjustments as a result of consummation of the Plan. Liabilities subject to compromise will be extinguished and receive treatment based on the Plan. Certain liabilities subject to compromise will be converted to equity as a result of the Reorganized Debtors’ issuance of New Common Equity to satisfy certain Allowed Claims under the Plan.
The Pro Forma Balance Sheet reflects the Reorganized Debtors’ pro forma projected consolidated Balance Sheet as of the Effective Date. The Pro Forma Balance Sheet was developed from the Debtors’ March 31, 2011 Balance Sheet, as adjusted for the projected income and cash flow for the six months ended September 30, 2011. Adjustments were made to the September 30, 2011 Balance Sheet for illustrative purposes only to demonstrate the effect of the Plan.
In addition, as part of the Debtors’ emergence from bankruptcy protection, they will be required to adopt fresh start accounting. Accordingly, the Debtors’ assets and liabilities will be recorded at fair value as of the fresh start reporting date. The fair value of the Debtors’ assets and liabilities may differ materially from the recorded values of assets and liabilities in the Financial Projections.
On the Effective Date, the Reorganized Debtors will use existing Cash to satisfy Allowed General Administrative Claims, Allowed General Unsecured Claims, Allowed Other Priority Claims, and Allowed Other Secured Claims in full in Cash. Proceeds from issuance of the New Senior Secured Notes will be used to satisfy the Senior Secured Notes Claims.
The Financial Projections assume the Debtors emerge with $2.5 million of reinstated capital leases, the New ABL Facility, $250 million of New Senior Secured Notes, and $110 million of New Senior Unsecured Notes, pursuant to the RSA and the Plan.
XII. Risk Factors
Holders of Claims and Interests entitled to vote should read and consider carefully the risk factors set forth below, as well as the other information set forth in this Disclosure Statement, the Plan, and the documents delivered together herewith, referred to, or incorporated by reference herein, prior to voting to accept or reject the Plan. These factors should not be regarded as constituting the only risks present in connection with the Debtors’ business or the Plan and its implementation.

A.	The conditions precedent to the Confirmation and Consummation of the Plan may not occur.
As more fully set forth in Article IX of the Plan, the occurrence of Confirmation of the Plan and the Effective Date are each subject to a number of conditions precedent.
•The Bankruptcy Court May Not Authorize Substantive Consolidation of the Debtors’ Estates. The Plan provides for substantive consolidation of the Debtors’ Estates into a single Estate for purposes of Confirmation and Consummation. The Debtors, however, can provide no assurance that the Bankruptcy Court will authorize the Debtors to substantively consolidate all of their Estates.
•Parties in Interest May Object to the Plan’s Classification of Claims and Interests. Section 1122 of the Bankruptcy Code provides that a plan may place a Claim or an Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests in such Class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.
•The Debtors May Not Be Able to Satisfy Vote Requirements. Pursuant to section 1126(c) of the Bankruptcy Code, section 1129(a)(7)(A)(i) of the Bankruptcy Code will be satisfied with respect to Classes 5 and 6 if at least two-thirds in amount and more than one-half in number of the Allowed Claims that vote in each such Class, vote to accept the Plan, and pursuant to section 1126(d) of the Bankruptcy Code, section 1129(a)(7)(A)(i) of the Bankruptcy Code will be satisfied with respect to Class 10 if at least two-thirds in amount of Allowed Interests that vote in such Class, vote to accept the Plan. There is no guarantee that the Debtors will receive the necessary acceptances from Holders of Claims in Class 5 and Class 6 or Holders of Interests in Class 10. If Class 5, Class 6, or Class 10 vote to reject the Plan, the Debtors may elect to amend the Plan with the reasonable consent of the Plan Support Parties, seek Confirmation regardless of the rejection, or proceed with liquidation.
•The Debtors May Not Be Able to Secure Confirmation of the Plan. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the bankruptcy court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims and interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.
There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A dissenting Holder of an Allowed Claim or Allowed Interest might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and the voting results are appropriate, the Bankruptcy Court still can decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation have not been met, including the requirement that the terms of the Plan do not “unfairly discriminate” and are “fair and equitable” to non-accepting Classes.
Confirmation of the Plan is also subject to settlement, release, injunction, and related provisions, as described in Article VIII of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, Holders of Allowed Claims and Allowed Interests will receive with respect to their Allowed Claims and Allowed Interests.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in a less favorable treatment of any non-accepting Class, as well as of any Classes junior to such non-accepting Class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.
•The Debtors May Pursue Nonconsensual Confirmation. In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm such a plan at the proponents’ request if at least one impaired class of claims has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. The Debtors believe that the Plan satisfies these requirements and the Debtors may request such nonconsensual Confirmation in accordance with section 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation may result in, among other things, increased expenses relating to Professional Fee Claims.
•The Debtors May Not Have Sufficient Support from Impaired Classes of Creditors to Confirm or Consummate the Plan. Pursuant to the RSA, the Holders of more than 95% of the 8.625% Notes and more than 75% of the AcqCo Notes have agreed, subject to certain conditions, to support and vote in favor of the Plan. The RSA, however, is subject to termination by the parties thereto under certain circumstances. For example, the RSA may terminate if there are more than $30 million in General Unsecured Claims that are not paid as ordinary course obligations of the Company, including relief requested in interim and final “first day” orders (collectively, the “First Day Relief”), provided, however, that to the extent the Bankruptcy Court denies any portion of the First Day Relief, such $30 million cap shall be increased on a dollar-for-dollar basis by the amount of First Day Relief denied by the Bankruptcy Court. Furthermore, the RSA is subject to certain “milestones” that must be met or the RSA terminates automatically. In addition, the Plan Support Agreement is subject to termination by the parties thereto under certain circumstances. For example, the Plan Support Agreement automatically terminates if the RSA is terminated in accordance with its terms. Accordingly, to the extent the RSA or the Plan Support Agreement is terminated for any reason, the Debtors may not have sufficient support from Impaired Classes of creditors to confirm and consummate the Plan.
•The Debtors May Object to the Amount or Classification of a Claim or Interest. Except as otherwise provided in the Plan, the Debtors and the Reorganized Debtors reserve the right to object to the amount or classification of any Claim or Interest under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim or Interest where such Claim or Interest is subject to an objection. Any Holder of a Claim or Interest that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.
•The Effective Date May Not Occur. Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

•Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan. The distributions available to Holders of Allowed Claims and Allowed Interests under the Plan can be affected by a variety of contingencies, including whether or not the Debtors are consolidated and whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims and Allowed Interests under the Plan, will not affect the validity of the vote taken by the impaired Classes entitled to vote to accept or reject the Plan or require any sort of revote by such impaired Classes.
If the conditions precedent to Confirmation are not met or waived, the Plan will not be confirmed; and if the conditions precedent to Consummation are not met or waived, the Effective Date will not take place. In the event that the Plan is not confirmed or is not consummated, the Debtors may seek Confirmation of a new plan. However, if the Debtors do not secure sufficient working capital to continue their operations or if the new plan is not confirmed, the Debtors may be forced to liquidate their assets. While the Liquidation Analysis indicates that some Holders of Claims in Classes 1, 2, 3, 4, and 5 would receive a full or partial recovery, it also demonstrates that Holders of Claims in Classes 6, 7, 8, and 11 and Holders of Interests in Classes 9 and 10 would receive no recovery in a hypothetical chapter 7 liquidation. For a more detailed description of the consequences of a liquidation scenario, see the Section herein entitled “Liquidation Analysis.”
B.	The Debtors cannot state with any degree of certainty the value of any recovery that will be available to Holders of Allowed Claims and Allowed Interests in voting Classes.
No less than three unknown factors make certainty of creditor recoveries under the Plan impossible. First, the Debtors cannot know with any certainty, at this time, (i) how much money will remain after paying all Allowed Claims that are senior to the voting Classes or (ii) the value of the Reorganized Debtors. Second, the Debtors cannot know with any certainty, at this time, the number or amount of Claims that ultimately will be Allowed. Third, the Debtors cannot know with any certainty, at this time, the number or size of Claims senior to the voting Classes or unclassified Claims that ultimately will be Allowed.
C.	The Debtors may not be able to achieve their projected financial results or meet post-reorganization debt obligations.
The financial projections set forth on Exhibit B to this Disclosure Statement (the “Financial Projections”) represent management’s best estimate of the Debtors’ future financial performance based on currently known facts and assumptions about the Debtors’ future operations, as well as the U.S. and world economy in general and the industry segments in which the Debtors operate in particular, and there is no guarantee that the Financial Projections will be realized. The Debtors’ actual financial results may differ significantly from the Financial Projections. To the extent the Reorganized Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due, may not be able to meet their operational needs, and the value of the New Common Equity may thereby be negatively affected. Further, a failure of the Reorganized Debtors to meet their projected financial results or achieve projected revenues and cash flows could lead to cash flow and working capital constraints, which constraints may require the Reorganized Debtors to seek additional working capital. The Reorganized Debtors may not be able to obtain such working capital when it is required. Moreover, even if the Reorganized Debtors were able to obtain additional working capital, it may only be available on unreasonable or cost prohibitive terms. For example, the Reorganized Debtors may be required to take on additional debt, the interest costs of which could adversely affect the results of the operations and financial condition of the Reorganized Debtors. If any such required capital is obtained in the form of equity, the interests of the holders of the then-existing New Common Equity could be diluted.

D.	A liquid trading market for the New Common Equity is unlikely to develop.
A liquid trading market for the New Common Equity is unlikely to develop. As of the Effective Date, the New Common Equity will not be listed for trading on any stock exchange or trading system. Consequently, the trading liquidity of the New Common Equity will be limited. The future liquidity of the trading market for the New Common Equity will depend upon, among other things, upon the number of holders of the New Common Equity, whether the stock is listed for trading on an exchange, and whether the New Common Equity is subject to the Shareholders Agreement, or Registration Rights Agreement, the terms of the New Common Equity, and the terms of the New Warrants, as applicable.
E.	The Debtors May Face Tough and Increased Competition.
The Debtors’ industry is highly competitive. A large number of actual and potential competitors exist, some of which are larger than the Debtors with substantially greater resources. Revenue levels and profit margins could be adversely affected if the Debtors experience increased competition in the markets in which they currently operate or in markets in which they will operate in the future. In addition, the increased competition may adversely impact the Debtors’ ability to acquire an adequate supply of used textbooks.
F.	The Economy and Credit Markets May Further Deteriorate.
As widely reported, the global credit markets and financial services industry have been experiencing a period of upheaval characterized by the bankruptcy, failure, collapse or sale of various financial institutions, diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. There can be no assurance that there will not be further deterioration in credit and financial markets and confidence in economic conditions or that any recovery, if and when achieved, will be sustained. While the ultimate outcome of these events cannot be predicted, it may decrease student enrollment in colleges and universities due to the lack of financial aid and other sources of funding for education. Spending by students on textbooks and other general merchandise may also decrease due to the economic downturn.
G.	The Debtors May be Unable to Obtain a Sufficient Supply of Used Textbooks.
The Debtors’ ability to purchase a sufficient number of used textbooks largely determines their used textbook sales for future periods. Successfully acquiring books typically requires a visible presence on college campuses at the end of each semester, which requires hiring a significant number of temporary personnel. Textbook acquisition also depends upon college students’ willingness to sell their used textbooks at the end of each semester. The unavailability of sufficient personnel or a shift in student preferences, could impair the Debtors’ ability to acquire sufficient used textbooks to meet their sales objectives, thereby adversely affecting revenue levels and profit margins.
H.	The Debtors May Not be Able to Successfully Contract-Manage Additional Bookstores.
Part of the Debtors’ business strategy is to expand sales for their college bookstore operations by being awarded additional contracts to manage institutional bookstores. The Debtors may not be successful in competing for contracts to manage additional institutional bookstores. Due to their seasonal nature of business, the operations of the newly contract-managed bookstores may be affected by the time of the fiscal year when a bookstore is contract-managed by us. In addition, the Debtors’ integration of these future bookstores may not be successful, or the anticipated strategic benefits of these future bookstores may not be realized. If the Debtors are unable to successfully integrate their future bookstores, anticipated revenues and profit margins from these new bookstores could be adversely affected.

I.	The Debtors May Not be Able to Successfully Renew Certain Contracts.
As the Debtors expand their operations in contract-management of university bookstores, they will increasingly be competing for the renewal of contracts for those stores as the current contracts expire. The Debtors’ contracts are typically three to five years, with various renewal and cancellation clauses. The Debtors may not be successful in renewing their current contracts or those renewals may not be on terms that provide them the opportunity to improve or maintain the profitability of managing the bookstore. If the Debtors are unable to successfully renew contracts on profitable terms, profit margins could be adversely affected.
J.	Publishers May Not Continue to Increase Prices of Textbooks.
The Debtors generally buy used textbooks based on publishers’ prevailing prices for new textbooks just prior to the implementation by publishers of their annual price increases which historically have been 4% to 5%. The Debtors resell these textbooks shortly thereafter based upon the new higher prices, thereby creating an immediate margin increase. The Debtors’ ability to increase their used textbook prices each fiscal year depends on annual price increases on new textbooks implemented by publishers. The failure of publishers to continue annual price increases on new textbooks could adversely impact the Debtors’ revenue levels and profit margins.
K.	Publisher Practices May Change.
Publishers have historically produced new editions of textbooks every two to four years. Changes in the business models of publishers to accelerate the new edition cycle or to significantly increase the number of textbooks with other materials packaged or bundled with them could reduce the supply of used textbooks available to the Debtors, thereby adversely impacting the Debtors’ revenue levels and profit margins.
L.	Certain Laws and Regulations May Change.
The Debtors’ operations are subject to federal, state, and local laws relating to the protection of the environment and of human health and safety. As an owner and operator of real property, the Debtors can be found jointly and severally liable under such laws for costs associated with investigating, removing, and remediating any hazardous or toxic substances that may exist on, in, or about their real property. Some of the Debtors’ properties may have been affected by the migration of hazardous substances released at neighboring third-party locations. Environmental conditions relating to any former, current, or future locations could adversely impact the Debtors’ business and results of operations.
M.
Estimated Valuation of the Reorganized Debtors, the New Common Equity, and the estimated recoveries to Holders of Allowed Claims and Allowed Interests are not intended to represent the potential market values (if any) of the New Common Equity.

The Debtors’ estimated recoveries to Holders of Allowed Claims and Allowed Interests are not intended to represent the market value of the Reorganized Debtors’ securities, if any. The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Reorganized Debtors), including: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Reorganized Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Reorganized Debtors’ ability to maintain adequate liquidity to fund operations; and (e) the assumption that capital and equity markets remain consistent with current conditions.

N.	Certain Holders of Claims will acquire the New Common Equity upon Consummation of the Plan.
Upon Consummation of the Plan, certain Holders of Claims will receive distributions of outstanding shares of the New Common Equity, and certain Holders of Claims will be in a position to exercise substantial influence over the outcome of actions requiring stockholder approval, including, among other things, election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, affect the value of the New Common Equity.
O.	Certain tax implications of the Debtors’ bankruptcy and reorganization may increase the tax liability of the Reorganized Debtors.
Holders of Allowed Claims and Allowed Interests should carefully review the Section herein entitled, “Certain U.S. Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors.
P.	The Debtors’ business is subject to seasonality.
The Debtors’ business experiences seasonal business swings. The college and university semester and quarterly schedules drive the Debtors’ business cycle and require the Debtors to make large orders and receive large shipments of new textbooks and general merchandise between mid-June and August and again between mid-October and December each year in advance of the “back-to-school” rush. This seasonality requires that the Debtors manage their cash flows over the course of the year. If sales were to fall substantially below what the Debtors would normally expect during certain periods, the Debtors’ annual financial results would be adversely affected and the Debtors’ ability to service their debt may also be adversely affected.
Q.	The Debtors are subject to litigation, which, if adversely determined, could result in substantial losses.
As described in the Section herein entitled “Summary of Legal Proceedings,” the Debtors are, from time to time, during the ordinary course of operating their business, subject to various litigation claims and legal disputes, including contract, lease, and employment claims.
Certain litigation claims may not be covered entirely or at all by the Debtors’ insurance policies or their insurance carriers may seek to deny coverage. In addition, litigation claims can be expensive to defend and may divert the Debtors’ attention from the operations of their business. Further, litigation, even if without merit, can attract adverse media attention. As a result, litigation can have a material adverse effect on the Debtors’ business and, because the Debtors cannot predict the outcome of any action, it is possible that adverse judgments or settlements could significantly reduce the Debtors’ earnings or result in losses.

R.	The Debtors are subject to the credit risk of their customers.
The Debtors provide credit to their customers in the normal course of business and generally do not require collateral in extending such credit. This exposure could have an adverse effect on the Debtors’ business, financial condition, results of operations, and cash flow. In addition, the Debtors may need to make credit decisions that could cause their business to decline or the collection of certain receivables could become impossible and they would need to write those off.
S.
Increased prices for raw materials or finished goods used in the Debtors’ products and/or interruptions in deliveries of raw materials or finished goods could adversely affect the Debtors’ profitability, margins, and revenues.

The principal raw materials used by the Debtors’ suppliers include paper, various fabrics, and plastics. The prices the Debtors pay their suppliers for new textbooks, clothing, and general merchandise are dependent in part on the market price for raw materials used to produce them. The price and availability of such raw materials may fluctuate substantially, depending on a variety of factors, including demand, crop yields, weather, supply conditions, transportation costs, energy prices, work stoppages, government regulation, economic climates, and other unpredictable factors. Any and all of these factors may be exacerbated by global climate change. Fluctuations in the price and availability of raw materials to their suppliers have not materially affected the Debtors’ profitability in recent years. However, increases in raw material costs, together with other factors, might cause an increase in the cost of goods for the Debtors’ suppliers which may be passed onto the Debtors through higher prices.
T.
Increases in labor costs, potential labor disputes, and work stoppages at the Debtors’ facilities or the facilities of their suppliers could materially adversely affect the Debtors’ financial performance.

The Debtors’ financial performance is affected by the availability of qualified personnel and the cost of labor. The Debtors employ approximately 1,300 full time employees, 800 part time employees, and 500 temporary workers. If the Debtors’ workers were to engage in a strike, a work stoppage, or other slowdowns, the Debtors could experience disruptions of their operations. Such disruptions could result in a loss of business and an increase in operating expenses, which could reduce profit margins. In addition, the Debtors’ labor force, which currently is non-unionized, may become subject to labor union organizing efforts, which could cause the Debtors to incur additional labor costs and increase the related risks currently faced. Strikes, work stoppages, or slowdowns experienced by these suppliers and customers could result in slowdowns or closures of facilities where components of the Debtors’ products are manufactured or delivered. Any interruption in the production or delivery of these components could reduce sales, increase costs, and have a material adverse affect on the Debtors’ business.
U.	The Debtors’ business will suffer if certain of their key officers or employees discontinue their employment.
The success of the Debtors’ business is materially dependent upon the skills, experience, and efforts of certain of their key officers and employees. The loss of key personnel could have a material adverse effect on the Debtors’ business, operating results, or financial condition. The Debtors may not succeed in attracting and retaining the personnel they need to generate sales and to expand their operations successfully, and, in such event, the Debtors’ business could be materially and adversely affected. The loss of the services of any key personnel, or the Debtors’ inability to hire new personnel with the requisite skills, could impair the Debtors’ ability to develop new products or enhance existing products, sell products to their customers, or manage their business effectively.

V.	The Debtors’ historical financial information may not be comparable to the financial information of the Reorganized Debtors.
As a result of the Consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.
W.	The financial information is based on the Debtors’ books and records and, unless otherwise stated, no audit was performed.
The financial information contained in this Disclosure Statement has not been audited. In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to assure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects their financial condition, the Debtors are unable to warrant or represent that the financial information contained herein and attached hereto is without inaccuracies.
X.	No legal or tax advice is provided by this Disclosure Statement.
This Disclosure Statement is not legal advice to any Entity. The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder of a Claim or Interest should consult its own legal counsel and accountant with regard to any legal, tax, and other matters concerning its Claim or Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote to accept or reject the Plan or whether to object to Confirmation of the Plan.
Y.	No admissions made.
The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any entity (including the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims and Allowed Interests, or any other parties in interest.
Z.	Failure to identify litigation claims or projected objections.
No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim is, or is not, identified in this Disclosure Statement. The Debtors or the Reorganized Debtors, as applicable, may seek to investigate, file, and prosecute Claims and may object to Claims after Confirmation and Consummation of the Plan, irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

AA.	Information was provided by the Debtors and was relied upon by the Debtors’ advisors.
Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not verified independently the information contained herein.
BB.	No representations outside this Disclosure Statement are authorized.
No representations concerning or relating to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to counsel to the Debtors, the ABL Agent, counsel to the Ad Hoc 8.625% Noteholders, counsel to the JPMorgan Noteholders, and the Office of the United States Trustee for the District of Delaware.
XIII. Confirmation of the Plan
A.	The Confirmation Hearing.
The Bankruptcy Court has scheduled the Confirmation Hearing for October 4, 2011, at 10:00 a.m. prevailing Eastern Time, before the Honorable Peter J. Walsh, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 N. Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or by any notice of adjournment of the Confirmation Hearing filed by the Debtors and posted on their website at www.kccllc.net/nbc.
B.	Requirements For Confirmation of the Plan.
The Debtors must satisfy various requirements to confirm the Plan, including those set forth in section 1129 of the Bankruptcy Code.
(i) Requirements of Section 1129(a) of the Bankruptcy Code.
The following requirements must be satisfied pursuant to section 1129(a) of the Bankruptcy Code before the Bankruptcy Court may confirm a plan of reorganization:
•	The plan complies with the applicable provisions of the Bankruptcy Code.
•	The proponents of the plan comply with the applicable provisions of the Bankruptcy Code.
•	The plan has been proposed in good faith and not by any means forbidden by law.

•
Any payment made or to be made by the proponent, by the debtor, or by a person issuing securities or acquiring property under a plan, for services or for costs and expenses in or in connection with the case, in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

•
The proponent of the plan has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor or a successor to the debtor under the plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity security holders and with public policies.

•
The proponent of the plan has disclosed the identity of any “insider” (as defined in section 101 of the Bankruptcy Code) that will be employed or retained by the Reorganized Debtors and the nature of any compensation for such insider.

•	With respect to each holder within an impaired class of claims or interests —
•
each such holder (a) has accepted the plan or (b) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date — the “best interests of creditors” test; or

•
if section 1111(b)(2) of the Bankruptcy Code applies to the claims of such class due to its election to retain a lien, each holder of a claim of such class will receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such holder’s interest in the estate’s interest in the property that secures such claims.

•	With respect to each class of claims or interests, such class (a) has accepted the plan or (b) is not impaired under the plan (subject to the “cramdown” provisions discussed below).
•	Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that:
•
with respect to a claim of a kind specified in sections 507(a)(2) or 507(a)(3) of the Bankruptcy Code, on the effective date of the plan, the holder of the claim will receive on account of such claim cash equal to the allowed amount of such claim, unless otherwise agreed;

•
with respect to a class of claim of the kind specified in sections 507(a)(1), 507(a)(4), 507(a)(5), 507(a)(6), or 507(a)(7) of the Bankruptcy Code, each holder of a claim of such class will receive (a) if such class has accepted the plan, deferred cash payments of a value, on the effective date of the plan, equal to the allowed amount of such claim; or (b) if such class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of such claim; and

•
with respect to a priority tax claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, the holder of such claim will receive on account of such claim deferred cash payments, over a period not exceeding five years from the Petition Date, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

•
If a class of claims is impaired under the plan, at least one class of claims that is impaired under the plan has accepted the plan, determined without including any acceptance of the plan by any “insider,” as defined in section 101 of the Bankruptcy Code.

•
Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

•
All fees payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the hearing on confirmation of the plan, have been paid or the plan provides for the payment of all such fees on the effective date of the plan —the “feasibility” requirement.

•
The plan provides for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(i)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

Section 1126(c) of the Bankruptcy Code provides that a class of claims has accepted a plan of reorganization if such plan has been accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims of such class. Section 1126(d) of the Bankruptcy Code provides that a class of interests has accepted a plan of reorganization if such plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed interests of such class.
The Debtors believe that the Plan will be able to satisfy each of the 1129(a) confirmation requirements. To determine whether the Plan meets the feasibility requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared the Financial Projections. Based upon the Financial Projections, the Debtors believe that they will be a viable operation following the Chapter 11 Cases, and that the Plan will meet the feasibility requirements of the Bankruptcy Code.
(ii) Requirements of Section 1129(b) of the Bankruptcy Code.
The Debtors believe the Plan can be confirmed even if certain classes of Claims or Interests vote to reject the Plan. The Bankruptcy Code permits confirmation of a plan of reorganization notwithstanding rejection of the plan by an impaired class so long as (a) the plan of reorganization otherwise satisfies the requirements for confirmation, (b) at least one impaired class of claims has accepted the plan of reorganization without taking into consideration the votes of any insiders in such class, and (c) the plan of reorganization is “fair and equitable” and does not “discriminate unfairly” as to any impaired class that has not accepted such plan. These so-called “cramdown” provisions are set forth in section 1129(b) of the Bankruptcy Code.

(1) “Fair and Equitable”.
The Bankruptcy Code establishes different “cramdown” tests for determining whether a plan is “fair and equitable” to dissenting impaired classes of secured creditors, unsecured creditors, and interest holders as follows:
Secured Creditors.
A plan of reorganization is fair and equitable as to an impaired class of secured claims that rejects the plan if the plan provides: (a) that each of the holders of the secured claims included in the rejecting class (i) retains the liens securing its claim to the extent of the allowed amount of such claim, to the extent of the allowed amount of such claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, and (ii) receives on account of its secured claim deferred cash payments having a present value, as of the effective date of the plan of reorganization, at least equal to the value of such Holder’s interest in the Estate’s interest in such property; (b) that each of the holders of the secured claims included in the rejecting class realizes the “indubitable equivalent” of its allowed secured claim; or (c) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of such liens, with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds in accordance with clause (a) or (b) of this paragraph.
Unsecured Creditors.
A plan of reorganization is fair and equitable as to an impaired class of unsecured claims that rejects the plan if the plan provides that: (i) each Holder of a claim included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan of reorganization, equal to the amount of its allowed claim; or (ii) the holders of claims and Interests that are junior to the claims of the rejecting class will not receive or retain any property under the plan of reorganization on account of such junior claims or interests.
Holders of Interests.
A plan of reorganization is fair and equitable as to an impaired class of Interests that rejects the plan if the plan provides that: (a) each holder of an Interest included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan of reorganization, equal to the greatest of the allowed amount of (i) any fixed liquidation preference to which such holder is entitled, (ii) the fixed redemption price to which such Holder is entitled, or (iii) the value of the Interest; or (b) the Holder of any Interest that is junior to the Interests of the rejecting class will not receive or retain any property under the plan of reorganization on account of such junior interest.
The Plan is fair and equitable as to Holders of Claims in Classes 5 and 6, pursuant to the Restructuring and Support Agreement, the Debtors have sufficient support from such Holders so that such Classes vote to accept the Plan. The Plan is fair and equitable as to Holders of Claims in Classes 1, 2, 3, 4, 7, 8 and Holders of Interests in Class 9 because the Plan provides that their Allowed Claims and Allowed Interests are Unimpaired. The Plan is fair and equitable as to Holders of Interests in Class 10 because the Holder of any Interest that is junior to the Interests of Class 10 will not receive or retain any property under the Plan on account of such junior interest. The Debtors believe the Plan is fair and equitable as to Holders of Claims in Class 11, who are conclusively deemed to have rejected the Plan, because there are no Claims or Interests junior to Class 11 Claims and, as such, the Plan does not provide any distribution to such Claims or Interests.

(2) “Unfair Discrimination”.
A plan of reorganization does not “discriminate unfairly” if a dissenting class is treated substantially equally to other classes similarly situated and no such class receives more than it is legally entitled to receive for its claims or interests.
The Debtors do not believe that the Plan discriminates unfairly against any impaired Class of Claims or Interests.
The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.
XIV. Effect of Confirmation of the Plan
A.	Preservation of Causes of Action.
In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the following Causes of Action which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date: (i) the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII and (ii) all Causes of Action pursuant to sections 544, 547, and 548 of the Bankruptcy Code and any state law fraudulent conveyance causes of action. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.
The Reorganized Debtors reserve and shall retain the Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

B.	Retention of Jurisdiction by the Bankruptcy Court.
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;
2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of the Plan, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;
4. ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;
5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;
7. enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;
8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code; and
9. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan.
This list of matters over which the Bankruptcy Court will retain exclusive jurisdiction following the Confirmation and Consummation of the Plan is not exhaustive. For a full list of the matters over which the Bankruptcy Court retains jurisdiction through and after the Effective Date, please see Article XI of the Plan.

C.	Settlement, Release, Injunction, and Related Provisions.
(i) Discharge of Claims and Termination of Interests.
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.
(ii) Release of Liens.
Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.
(iii) Releases by the Debtors.
Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors from any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Restructuring Documents and related disclosures, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including actual fraud) or gross negligence.

(iv) Releases by Holders of Claims and Interests.
As of the Effective Date, except as otherwise specifically provided in the Plan and to the fullest extent permitted by law, for good and valuable consideration, Holders of Claims and Interests shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Debtors and the Released Parties from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtors and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Restructuring Documents and related disclosures, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of the Debtors or Released Party that constitutes willful misconduct (including actual fraud) or gross negligence.
(v) Exculpation.
Except as otherwise specifically provided in the Plan, no Released Party shall have or incur, and each Released Party is hereby released and exculpated from any claim, obligation, Cause of Action, or liability for any Exculpated Claim, except for gross negligence or willful misconduct (including actual fraud), but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Released Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation and distribution of the New ABL Facility, the New Senior Secured Notes, the New Senior Unsecured Notes, the New Warrants, and the New Common Equity pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

(vi) Injunction.
Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan (including any obligations under the New ABL Facility, the New Senior Secured Notes, the New Senior Unsecured Notes, the New Warrants, and documents and instruments related thereto), all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.C or Article VIII.D of the Plan, discharged pursuant to Article VIII.A of the Plan, or are subject to exculpation pursuant to Article VIII.E of the Plan are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.
XV. Important Securities Laws Disclosure
Under the Plan, the New Senior Unsecured Notes will be distributed to Holders of Claims in Class 5 and shares of New Common Equity will be distributed to Holders of Claims in Classes 5 and 6 and may be distributed to Holders of Claims in Class 10 if such Holders enforce rights under the New Warrants.
The Reorganized Debtors will rely on section 1145 of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and distribution of the New Senior Unsecured Notes, the New Common Equity, or the New Warrants. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws when such securities are to be exchanged for claims or principally in exchange for claims and partly for cash. In general, securities issued under section 1145 may be resold without registration unless the recipient is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:
•
purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under a plan of reorganization for the holders of those securities;
•
offers to buy those securities from the holders of the securities, if the offer to buy is (a) with a view to distributing those securities, and (b) under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization, or with the offer or sale of securities under the plan of reorganization; or

•	is an issuer with respect to the securities, as the term “issuer” is defined in Section 2(a)(11) of the Securities Act.

To the extent that Entities who receive the New Senior Unsecured Notes, the New Common Equity, or the New Warrants are deemed to be “underwriters,” resales by those Entities would not be exempted from registration under the Securities Act or other applicable law by section 1145 of the Bankruptcy Code. Those Entities would, however, be permitted to sell New Senior Unsecured Notes, New Common Equity, New Warrants or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, as described further below.
You should confer with your own legal advisors to help determine whether or not you are an “underwriter.”
Under certain circumstances, holders of New Senior Unsecured Notes, New Common Equity, or New Warrants deemed to be “underwriters” may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act, to the extent available, and in compliance with applicable state securities laws. Generally, Rule 144 of the Securities Act provides that persons who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met. These conditions include the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold, the requirement that the securities be sold in a “brokers transaction” or in a transaction directly with a “market maker,” and that notice of the resale be filed with the SEC.
XVI. Nominee Voting Instructions
Only the Holders of Claims in Classes 5 and 6 and Holders of Interests in Class 10 are entitled to vote to accept or reject the Plan, and such Holders may do so by completing the appropriate Ballots and returning them in the envelope provided. The failure of a Holder to deliver a duly executed Ballot will be deemed to constitute an abstention by such Holder with respect to voting to accept or reject the Plan, and such abstentions will not be counted as votes to accept or reject the Plan. Voting instructions are attached to each Ballot.
With respect to certain Holders of Claims in Class 5 and Class 6, a broker, dealer, commercial bank, trust company, or other agent or nominee of beneficial holders (each, a “Nominee”) should deliver the Ballot and other documents relating to the Plan, including this Disclosure Statement, to each beneficial owner of the eligible Claims for which they serve as Nominee (“Beneficial Owner”).
A Nominee has two options with respect to voting. Under the first option, the Nominee will forward the solicitation package, including the Ballot and related subscription forms, to each Beneficial Owner for voting and include a return envelope provided by and addressed to the Nominee so that the Beneficial Owner may return the completed Beneficial Owner Ballot to the Nominee. Upon receipt of the Ballots, the Nominee will summarize the individual votes of its respective Beneficial Owners on the appropriate Master Ballot and then return the Master Ballot to the Claims and Balloting Agent before the Voting Deadline.
Under the second option, if the Nominee elects to “pre-validate” Ballots:
•
The Nominee shall forward the solicitation package or copies thereof (including (a) this Disclosure Statement (together with the Plan attached thereto as Exhibit A, and all other exhibits), (b) an individual Ballot that has been pre-validated, as indicated in the paragraph immediately below, and (c) a return envelope provided by and addressed to the Claims and Balloting Agent) to the Beneficial Owner within five business days of the receipt by such nominee of the solicitation package;

•
To “pre-validate” a Ballot, the Nominee shall complete and execute the Ballot and indicate on the Ballot the name of the registered Holder, the amount of securities held by the Nominee for the Beneficial Owner, and the account number(s) for the account(s) in which such securities are held by the Nominee; and

•	The Beneficial Owner shall return the pre-validated Ballot to the Claims and Balloting Agent by the voting deadline.
If a Master Ballot is received after the Voting Deadline, the votes and elections on such Master Ballot may be counted only in the sole and absolute discretion of the Debtors in consultation with counsel for the Ad Hoc 8.625% Noteholders and counsel for the JPMorgan Noteholders. The method of delivery of a Master Ballot to be sent to the Balloting Agent is at the election and risk of each Nominee. Except as otherwise provided in this Disclosure Statement, such delivery will be deemed made only when the executed Master Ballot is actually received by the Balloting Agent. Instead of effecting delivery by mail, it is recommended, though not required, that such entities use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Ballot should be sent to the Debtors, or the Debtors’ financial or legal advisors, but only to the Claims and Balloting Agent as set forth under “How do I vote for or against the Plan?” in the Section herein entitled “Questions and Answers Regarding this Disclosure Statement and the Plan.”
Nominees must provide appropriate information for each of the items on the Master Ballot, including identifying the votes to accept or reject the Plan.
By returning a Master Ballot, each Nominee will be certifying to the Debtors and the Bankruptcy Court, among other things, that:
•	it has received a copy of this Disclosure Statement and other solicitation materials attached to this Disclosure Statement, and it has delivered the same to the Beneficial Owners;
•	it has received a completed and signed Ballot from each Beneficial Owner whose vote is reflected on such Master Ballot;
•	it is a bank, broker, or other nominee (or agent thereof) that holds the securities being voted on behalf of the Beneficial Owners identified on such Master Ballot;
•
it has properly disclosed (a) the number of such Beneficial Owners, (b) the amount of securities held by each such Beneficial Owner, (c) each Beneficial Owner’s respective vote, if any, concerning the Plan, and (d) the customer account, serial number, and/or other identification number for each such Beneficial Owner;

•
each such Beneficial Owner has certified to the nominee that such Beneficial Owner has not submitted any other Ballots for such Claims held in other accounts or other names, or, if it has submitted another ballot held in other accounts or names, that the Beneficial Owner has certified to the Nominee that such Beneficial Owner has cast the same vote for such Claims, and the undersigned has identified such other accounts or owner and such other Ballots;

•	it has been authorized by each such Beneficial Owner to vote on the Plan; and
•
it will maintain the original Beneficial Owner Ballot returned by each Beneficial Owner (whether properly completed or defective) for one year after the Voting Deadline (or such other date as is set by subsequent Bankruptcy Court order) for disclosure to the Bankruptcy Court or the Debtors, if so ordered.

Except as otherwise provided herein, each Master Ballot must be returned in sufficient time to allow it to be RECEIVED by the Claims and Balloting Agent by no later than the Voting Deadline.
XVII. Certain U.S. Federal Income Tax Consequences of the Plan
The following is a summary of certain United States federal income tax consequences of the Plan to the Debtors and certain Holders of Claims and Interests. This summary does not address the United States federal income tax consequences to Holders (i) whose Claims or Interests are Unimpaired or otherwise entitled to payment in full under the Plan or (ii) that are deemed to reject the Plan. This summary is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury Regulations thereunder (the “Treasury Regulations”), and administrative and judicial interpretations and practice, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained and the Debtors do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) as to any of the tax consequences of the Plan discussed below. This summary is not binding on the IRS or the courts. There can be no assurance that the IRS will not assert, or that a court will not sustain, a different position than any position discussed below.
This summary does not address all aspects of United States federal income taxation that may be relevant to the Debtors or to certain Holders in light of their individual circumstances, nor does it discuss tax issues applicable to Holders of Claims or Interests that are not “United States persons” (as such term is defined in the Internal Revenue Code) or that are otherwise subject to special treatment under United States federal income tax law (including, without limitation, banks, brokers, dealers and traders in securities, financial institutions, governmental authorities or agencies, insurance companies, mutual funds, pass-through entities, regulated investment companies, small business investment companies, tax-exempt organizations, and trusts and those holding, or who will hold, Claims, Interests, New Senior Unsecured Notes, New Common Equity, or New Warrants as part of a hedge, straddle, conversion or constructive sale transaction). This summary assumes (i) each Holder of a Claim or Interest holds its Claim, Interest, New Senior Unsecured Notes, New Common Equity, or New Warrants as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code and (ii) the debt obligations(s) underlying each Allowed Claim is properly treated as debt (rather than equity) of the Debtors. Moreover, this summary does not purport to cover all aspects of United States federal income taxation that may apply to the Debtors and Holders of Claims and Interests based upon their particular circumstances. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than United States federal income tax law, including under state, local, estate, gift, foreign or other tax law.
ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR INTEREST. ALL HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, ESTATE, GIFT, FOREIGN AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE INTERNAL REVENUE CODE. TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS WRITTEN IN CONNECTION WITH THE MARKETING OR PROMOTION OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS DISCLOSURE STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
A.	Certain United States Federal Income Tax Consequences to the Debtors.
(i) Cancellation of Debt and Reduction of Tax Attribute.
In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“CODI”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of CODI, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (x) the amount of cash paid, (y) the issue price of any new indebtedness of the taxpayer issued (including New Senior Unsecured Notes) and (z) the fair market value of any other consideration (including New Common Equity) given in satisfaction of such indebtedness at the time of the exchange.
Pursuant to Section 108 of the Internal Revenue Code, a debtor is not required to include CODI in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of CODI that it excluded from gross income. In general, tax attributes are reduced in the following order: (a) net operating losses (“NOLs”); (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (f) passive activity loss and credit carryovers; and (g) foreign tax credits. A debtor with CODI may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Internal Revenue Code. The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined. Any excess CODI over the amount of available tax attributes is generally not subject to United States federal income tax and has no other United States federal income tax impact.
The Treasury Regulations address the method and order for applying tax attribute reduction to an affiliated group of corporations. Under these regulations, the tax attributes of each member of an affiliated group of corporations that is excluding CODI is first subject to reduction. To the extent the debtor member’s tax basis in stock of a lower-tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower-tier member. If a debtor member’s excluded CODI exceeds its tax attributes, the excess CODI is applied to reduce certain remaining consolidated tax attributes of the affiliated group.
Because the Plan provides that Holders of certain Claims will receive New Senior Unsecured Notes and/or New Common Equity, the amount of CODI, and accordingly the amount of tax attributes required to be reduced, will depend on the (i) issue price of the New Senior Unsecured Notes and (ii) fair market value of the New Common Equity. The amount of such CODI is therefore uncertain. The Debtors expect, however, that the amount of such CODI will be sufficient to eliminate their NOL carryovers.

Under a special rule that may apply here, when a taxpayer reduces its tax attributes on account of CODI that is excluded from income because the taxpayer is in bankruptcy, the taxpayer’s tax basis in its assets is not subject to reduction below the amount of its liabilities that may exist immediately after the transaction giving rise to the CODI. In this case, the Debtors believe that the amount of their tax basis in their assets is less than the amount of its post-reorganization liabilities. As a result, if that occurs, the Reorganized Debtors will not be required to reduce their tax basis in their assets. This limitation rule will not apply if the Reorganized Debtors were to elect to reduce first their basis in depreciable assets. For that reason, the Reorganized Debtors do not expect to make that election.
(ii) Limitation of NOL Carryforwards and Other Tax Attributes.
Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the amount of its NOLs and built-in losses (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally is subject to an annual limitation. As discussed in greater detail herein, the Debtors anticipate that the issuance of the New Common Equity pursuant to the Plan will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Reorganized Debtors’ use of their Pre-Change Losses, if any, will be subject to limitation after the Reorganized Debtors emerge from bankruptcy.
This discussion refers to the limitation determined under Section 382 of the Internal Revenue Code in the case of an “ownership change” as the “Section 382 Limitation.” In general, the annual Section 382 Limitation on the use of Pre-Change Losses in any “post-change year” is equal to the product of (a) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (b) the “long-term tax-exempt rate” in effect for the month in which the “ownership change” occurs (approximately 4.3% for the month of July 2011). The Section 382 Limitation may be increased to the extent that the Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change, or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. Special rules may apply in the case of a corporation which experiences an ownership change as the result of a bankruptcy proceeding, although the Debtors do not believe that the use of these special rules will have any material effect here.
The issuance under the Plan of the New Common Equity, along with the cancellation of existing Interests through the Plan, is expected to cause an ownership change with respect to the Debtors on the Effective Date. As a result, Section 382 of the Internal Revenue Code will apply to limit the Debtors’ use of any remaining Pre-Change Losses after the Effective Date. However, as explained above, the Debtors expect that their NOLs will be completely eliminated because the Debtors expect that the amount of CODI that will exist here may exceed the amount of the Debtors’ NOLs, and the Debtors do not expect to have other Pre-Change Losses that will exist going forward. Consequently, the limitations imposed by Section 382 should not have a material effect on the Reorganized Debtors.
B.	Certain United States Federal Income Tax Consequences to the Holders of Allowed Claims.
(i) Consequences to Holders of Class 5 Claims.
Pursuant to the Plan, and in full satisfaction of its Claim, a Holder of an Allowed Class 5 Claim will receive its Pro Rata share of Cash, New Senior Unsecured Notes, and New Common Equity.

Whether a Holder of an Allowed Class 5 Claim recognizes gain or loss as a result of the exchange of its Claim for its Pro Rata share of Cash, New Senior Unsecured Notes, and New Common Equity, and the amount of such gain (if any), depends on whether (a) the exchange qualifies as a tax-free recapitalization, which in turn depends on whether the 8.625% Notes constituting the Allowed Class 5 Claim surrendered and the New Senior Unsecured Notes received are treated as a “securities” for the reorganization provisions of the Internal Revenue Code; (b) such Holder previously included in income any accrued but unpaid interest with respect to the Allowed Class 5 Claim; (c) such Holder has claimed a bad debt deduction with respect to such Allowed Class 5 Claim; and (d) such Holder uses the accrual or cash method of accounting for tax purposes.
Whether a debt instrument constitutes a “security” for United States federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for United States federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent and whether such payments are made on a current basis or accrued. The Debtors anticipate taking the position that both the 8.625% Notes underlying the Allowed Class 5 Claims and the New Senior Unsecured Notes will be treated as “securities” for United States federal income tax purposes.
Under this position, the exchange of such Holder’s Allowed Class 5 Claim for its Pro Rata share of Cash, New Senior Unsecured Notes, and New Common Equity should be treated as a recapitalization, and therefore a reorganization, under the Internal Revenue Code. In general, this means such a Holder will recognize gain, but not loss, on the exchange. Specifically, such a Holder will recognize (a) capital gain, subject to the “market discount” rules discussed below, to the extent of the lesser of (i) the amount of gain realized from the exchange or (ii) the amount of Cash (i.e., the “other property,” that is, property that is not a “security” for U.S. federal income tax purposes) received, and (b) ordinary interest income to the extent that any portion of the consideration treated as received in satisfaction of accrued but untaxed interest on the 8.625% Notes underlying the Allowed Class 5 Claim (see discussion of “Accrued Interest” below). A Holder’s gain will generally equal the excess of (a) the sum of the Cash, the “issue price” of the New Senior Unsecured Notes and the fair market value of the New Common Equity received by the Holder (other than any such property treated as received in satisfaction of accrued but unpaid interest on such Holder’s claims) over (ii) the Holder’s adjusted basis in its claim. In such case, such a Holder’s aggregate tax basis in the New Senior Unsecured Notes and New Common Equity received should be equal to the tax basis of the 8.625% Notes constituting the Allowed Class 5 Claim surrendered therefor (increased by the amount of any gain recognized and decreased by the amount of Cash (i.e., the “other property”) received), and such a Holder’s holding period for the New Senior Unsecured Notes and New Common Equity received should include the holding period for the 8.625% Notes constituting the surrendered Allowed Class 5 Claim; provided that the tax basis of any portion of New Senior Unsecured Notes and New Common Equity that is treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, and the holding period for any such portion of the New Senior Unsecured Notes and New Common Equity should not include the holding period of the 8.625% Notes constituting the surrendered Allowed Class 5 Claim.
A Holder of an Allowed Class 5 Claim should consult its tax advisor regarding whether such Claim, the New Senior Unsecured Notes, and the New Common Equity could not be treated as “securities” for U.S. federal income tax purposes, and the taxable exchange consequences that would then apply.

(ii) Consequences to Holders of Class 6 Claims.
Pursuant to the Plan, and in full satisfaction of its Claim, a Holder of an Allowed Class 6 Claim will receive its Pro Rata share of New Common Equity.
A Holder of an Allowed Class 6 Claim who receives New Common Equity in exchange for its Allowed Claim generally should recognize income, gain or loss for federal tax purposes in an amount equal to the difference between (a) the fair market value of the New Common Equity received in exchange for its Claim not allocable to accrued but unpaid interest and (b) the Holder’s adjusted tax basis in its Claim. The character of such gain or loss as capital gain (subject to the “market discount” rules described below) or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, the extent that a portion of the Cash received in exchange for the Claim is allocable to accrued but unpaid interest (see “Accrued Interest” below), whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim was purchased at a discount and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim.
(iii) Consequences to Holders of Class 10 Interests.
Pursuant to the Plan, and in full satisfaction of its Interests, a Holder of an Allowed Class 10 Interest will receive its Pro Rata share of the New Warrants, if Class 10 votes to accept the Plan. In the event Class 10 votes to reject the Plan, a Holder of an Allowed Class 10 Interest will receive no recovery. The discussion that follows assumes Class 10 votes to accept the Plan.
A Holder of an Allowed Class 10 Interest who receives New Warrants in exchange for its Allowed Interest generally should recognize income, gain or loss for federal income tax purposes in an amount equal to the difference between (a) the fair market value of the New Warrants received in exchange for its Interest and (b) the Holder’s adjusted tax basis in its Interest. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Interest in such Holder’s hands, whether the Interest constitutes a capital asset in the hands of the Holder, and whether and to what extent the Holder has previously claimed a worthless stock deduction with respect to its Interest.
(iv) Accrued Interest.
To the extent that any amount received by a Holder of a surrendered Allowed Claim under the Plan is attributable to accrued but unpaid interest and such amount has not previously been included in the Holder’s gross income, such amount should be taxable to the Holder as ordinary interest income. Conversely, a Holder of a surrendered Allowed Claim may be able to recognize a deductible loss (or, possibly, a write-off against a reserve for worthless debts) to the extent that any accrued interest on the debt instrument(s) constituting such Claim was previously included in the Holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.
The extent to which the consideration received by a Holder of a surrendered Allowed Claim will be attributable to accrued interest on the debt instrument(s) constituting the surrendered Allowed Claim is unclear. Certain Treasury Regulations generally treat a payment under a debt instrument first as a payment of accrued and untaxed interest and then as a payment of principal. Application of this rule to a final payment on a debt instrument being discharged at a discount in bankruptcy is unclear. Pursuant to the Plan, distributions in respect of Allowed Claims will be allocated first to the principal amount of such claims (as determined for United States federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest. However, the provisions of the Plan are not binding on the IRS nor a court with respect to the appropriate tax treatment for creditors.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE ALLOCATION OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS AND THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.
(v) Market Discount.
Under the “market discount” provisions of sections 1276 through 1278 of the Internal Revenue Code, some or all of the gain realized by a Holder who exchanges the debt instrument(s) constituting its Allowed Claim for other property on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instrument(s) constituting the surrendered Allowed Claim.
In general, a debt instrument is considered to have been acquired with “market discount” if its Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with “original issue discount,” its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).
Any gain recognized by a Holder on the exchange of the debt instrument(s) constituting its Allowed Claim that had been acquired with “market discount” should be treated as ordinary income to the extent of the “market discount” that accrued thereon while such debts were considered to be held by the Holder (unless the Holder elected to include “market discount” in income as it accrued).
(vi) Issue Price.
Current Treasury Regulations provide that the “issue price” of any class of debt instruments depends on whether, at any time during the 60-day period ending 30 days after the exchange date, such class of instruments is traded on an “established market” or any debt instrument exchanged (in whole or in part) for such new debt instrument is traded on an established market. If the new debt instrument or the old debt instrument exchanged therefor are treated as traded on an established market (i.e., “publicly traded”), the issue price of the new debt instrument will equal (or approximate) the fair market value of such debt instrument as of the Effective Date. In such event, a debt instrument will be treated as issued with original issue discount (in addition to any original issue discount resulting from the deferred portion of the stated interest thereon) to the extent that its issue price is less than its principal amount. Depending on the fair market value of a debt instrument, the total amount of original issue discount could be substantial.
If neither the 8.625% Notes underlying the Class 5 Claims nor the New Senior Unsecured Notes are considered traded on an “established market,” then the issue price for the New Senior Unsecured Notes should generally equal their stated principal amounts. However, if the 8.625% Notes underlying the Class 5 Claims or the New Senior Unsecured Notes are considered traded on an “established market,” then the issue price for the New Senior Unsecured Notes would generally equal their fair market value at the time of the exchange (or deemed exchange). Holders of Class 5 Claims should consult their tax advisors regarding the issue price for the 8.625% Notes underlying their Claims and the New Senior Unsecured Notes.

(vii) Consequences to Holders of New Common Equity.
(a) Dividends on New Common Equity.
Any distributions made on account of the New Common Equity will constitute dividends for United States federal income tax purposes to the extent of the current or accumulated earnings and profits of the Reorganized Debtors as determined under United States federal income tax principles. To the extent that a Holder receives distributions that would otherwise constitute dividends for United States federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the Holder’s basis in its shares. Any such distributions in excess of the Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain. Subject to certain exceptions, dividends received by noncorporate Holders prior to 2013 will be taxed under current law at a maximum rate of 15%, provided that certain holding period requirements and other requirements are met.
Dividends paid to Holders that are corporations generally will be eligible for the dividends-received deduction so long as there are sufficient earnings and profits. However, the dividends-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.
(b) Sale, Redemption or Repurchase of New Common Equity.
Unless a non-recognition provision applies, subject to the “market discount” rules discussed above, Holders generally will recognize capital gain or loss upon the sale, redemption or other taxable disposition of New Common Equity.
(c) Medicare Tax.
Certain Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends and gains from the sale or other disposition of capital assets for taxable years beginning after December 31, 2012. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of New Common Equity.

(viii) Consequences to Holders of the New Senior Unsecured Notes.
(a) Stated Interest and Original Issue Discount.
As a general matter, a Holder of New Senior Unsecured Notes will be required to include stated interest on such debt obligation in income in accordance with the Holder’s regular method of accounting to the extent such stated interest is “qualified stated interest.” Stated interest is “qualified stated interest” if it is payable in cash at least annually. Where stated interest payable on the New Senior Unsecured Notes is not payable at least annually (the “deferred” interest), such portion of the stated interest will be included in the determination of the original issue discount on such New Senior Unsecured Notes (as set forth below). Because the Reorganized Debtors will have the option to defer the payment in cash of all or a portion of the accrued interest in exchange for an increase in the interest rate (the “PIK Toggle Option”) none of the interest on the New Senior Unsecured Notes will constitute “qualified stated interest.”
A debt instrument generally has original issue discount if its “stated redemption price at maturity” exceeds its issue price by more than a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument, other than qualified stated interest. Thus, because of the PIK Toggle Option, all of the stated interest payments on the New Senior Unsecured Notes will be included in the stated redemption price at maturity and taxed as part of original issue discount. The amount of stated interest on the New Senior Unsecured Notes will depend on whether and to what extent the Reorganized Debtors elect to use the PIK Toggle Option. For purposes of determining the New Senior Unsecured Notes stated redemption price at maturity, the Reorganized Debtors will be presumed to exercise the PIK Toggle Option in a way that will minimize the yield to maturity on the notes. Whether the exercise of the PIK Toggle Option will reduce or increase yield to maturity on the Senior Unsecured Notes will depend on whether and to what extent, the issue price of the notes is less than the principal amount of the notes. As discussed above, the issue price of the New Senior Unsecured Notes will depend on (a) whether either the 8.625% Notes or the New Senior Unsecured Notes are treated as publicly traded, and (b) the fair market value of the New Senior Unsecured Notes on the Effective Date.
A Holder of New Senior Unsecured Notes with original issue discount generally will be required to include any original issue discount in income over the term of such debt obligation (for so long as the New Senior Unsecured Notes continue to be owned by the Holder) in accordance with a constant yield-to-maturity method, regardless of whether the Holder is a cash or accrual method taxpayer, and regardless of whether and when the Holder receives cash payments of interest on the New Senior Unsecured Notes. Accordingly, a Holder could be treated as receiving income in advance of a corresponding receipt of cash. Any original issue discount that a Holder includes in income will increase the tax basis of the Holder in its New Senior Unsecured Notes. A Holder of New Senior Unsecured Notes will not be separately taxable on any cash payments that have already been taxed under the original issue discount rules, but will reduce its tax basis in such debt obligation by the amount of such payments.
(b) Sale, Exchange, or Other Disposition of the New Senior Unsecured Notes.
Except as discussed above with respect to “market discount,” any gain or loss recognized by a Holder on a sale, exchange or other disposition of the New Senior Unsecured Notes generally should be capital gain or loss in an amount equal to the difference, if any, between the amount realized by the Holder and the Holder’s adjusted tax basis in the New Senior Unsecured Notes immediately before the sale, exchange or other disposition (increased for any original issue discount accrued through the date of disposition, which original issue discount would be includible as ordinary income). Any such gain or loss generally should be long term capital gain or loss if the Holder’s holding period in the New Senior Unsecured Notes is more than one year at that time.

(c) Medicare Tax.
Certain Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, interest and gains from the sale or other disposition of capital assets for taxable years beginning after December 31, 2012. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of the New Senior Unsecured Notes.
(ix) Information Reporting and Backup Withholding.
The Debtors will withhold all amounts required by law to be withheld from payments of interest and dividends. The Debtors will comply with all applicable reporting requirements of the Internal Revenue Code. In general, information reporting requirements may apply to distributions or payments under the Plan. Additionally, under the backup withholding rules, a Holder of a Claim or Interest may be subject to backup withholding (currently at a rate of 28%) with respect to distributions or payments made pursuant to the Plan unless that Holder complies with the applicable requirements of the backup withholding rules and: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided, however, that the required information is provided to the IRS.
In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its United States federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.
THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF A CLAIM OR INTEREST IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF EQUITY INTERESTS IN OR CLAIMS AGAINST THE DEBTORS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION CONTEMPLATED BY THE RESTRUCTURING, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, ESTATE, GIFT, FOREIGN OR OTHER TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.
XVIII. Recommendation of the Debtors
In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to the Debtors’ creditors and other parties in interest than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than Confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims and Allowed Interests than proposed under the Plan. Accordingly, the Debtors recommend that Holders of Claims and Interests entitled to vote to accept or reject the Plan support Confirmation of the Plan and vote to accept the Plan.

Dated: August 22, 2011

Respectfully submitted,

NEBRASKA BOOK COMPANY, INC.
(for itself and on behalf of each of its affiliated debtors)

By:
Name: Alan G. Siemek
Title: Chief Financial Officer
Prepared by:

KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, New York 10022-4611
(212) 446-4800 (telephone)

- and -

PACHULSKI STANG ZIEHL & JONES LLP
919 North Market Street, 17th Floor
Wilmington, Delaware 19899-8705
(302) 652-4100 (telephone)

Counsel to the Debtors and Debtors in Possession

EXHIBIT A
PLAN OF REORGANIZATION

EXHIBIT B
REORGANIZED DEBTORS’ FINANCIAL PROJECTIONS

NBC Acquisition Corp
Unaudited Financial Statement
(Dollars in millions)

	For the Year Ending March 31,
	2012	2013	2014	2015	2016
INCOME STATEMENT

Revenue	$591.8	$625.2	$673.6	$729.9	$790.2
Cost of sales	355.2	370.0	394.4	424.0	459.3

Gross Profit	$236.5	$255.2	$279.2	$305.9	$330.9

Operating expenses:
SG&A	$199.9	$181.6	$195.6	$211.0	$226.6
Depr & amort	17.4	18.2	19.1	20.1	21.1
Other income	(.9)	(1.0)	(1.3)	(2.0)	(2.9)

	$216.4	$198.8	$213.4	$229.1	$244.8

Income from operations	20.2	56.4	65.8	76.8	86.2

Other expense (inc)
Interest expense, net	51.7	50.5	53.2	56.2	59.7
Gain on extinguishment of debt	(128.7)	—	—	—	—

	$(77.0)	$50.5	$53.2	$56.2	$59.7

Income before taxes	97.2	5.9	12.7	20.6	26.4

Income taxes	38.9	2.4	5.1	8.2	10.6

Net income	$58.3	$3.5	$7.6	$12.4	$15.9

Unaudited amounts — subject to Fresh Start Accounting

NBC Acquisition Corp
Unaudited Financial Statement
(Dollars in millions)

	For the Year Ending March 31,
	2012	2013	2014	2015	2016
CASH FLOWS

Net income	$58.3	$3.5	$7.6	$12.4	$15.9

Adjustments
Depr & amort	17.4	18.2	19.1	20.1	21.1
Gain on extinguishment of debt	(128.7)	—	—	—	—
Non-cash interest and amort of debt issue costs	25.3	19.7	22.4	25.5	29.0
Changes in operating assets and liabilities, net of effect of acquisitions,
A/R and inventory	(4.5)	(10.1)	(10.9)	(11.3)	(12.1)
Other current assets	(3.0)	(3.0)	(3.0)	(3.0)	(3.0)
Current Liabilities	(.8)	1.8	2.6	3.2	3.6
Change in taxes	45.5	(2.5)	(3.6)	(4.4)	(4.7)

Net cash flows from operating activities	9.5	27.6	34.2	42.4	49.7

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(7.2)	(9.0)	(10.0)	(10.0)	(10.0)
Acquisitions	(1.0)	(3.3)	(6.1)	(8.0)	(8.8)

Net cash flows from investing activities	(8.2)	(12.3)	(16.1)	(18.0)	(18.8)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	250.0	—	—	—	—
Payment of financing costs	(10.0)	—	—	—	—
Payment of long-term debt	(230.6)	(.1)	—	—	—
Payment of capital leases	(.2)	(.7)	(.5)	(.4)	(.0)
Borrowing under DIP credit facility	125.0	—	—	—	—
Payments under DIP credit facility	(125.0)	—	—	—	—

Net cash flows from financing activities	9.1	(.8)	(.5)	(.4)	(.0)
Net increase (decrease) in cash and cash equivalents	10.4	14.5	17.7	24.1	30.8
Beginning Cash	$47.7	$58.1	$72.6	$90.3	$114.3

Ending Cash	$58.1	$72.6	$90.3	$114.3	$145.2

	58.1	72.6	90.3	114.3	145.2
Unaudited amounts — subject to Fresh Start Accounting

NBC Acquisition Corp
Unaudited Financial Statement
(Dollars in millions)

	March 31,
	2012	2013	2014	2015	2016
BALANCE SHEET

Cash	$58.1	$72.6	$90.3	$114.3	$145.2
A/R and Inventory	149.6	163.0	179.9	199.2	220.1
Other Current Assets	22.8	25.8	28.8	31.8	34.8

Total Current Assets	230.5	261.4	299.0	345.3	400.1

PP&E, net	38.9	36.3	34.2	31.5	27.8
Goodwill & Other Intangibles	235.1	229.9	225.3	221.1	217.1
Debt Issue and Other	9.0	7.0	5.0	3.0	1.0

Total Assets	$513.5	$534.6	$563.5	$600.9	$646.0

Current Maturities of Debt	.0	.0	.0	.0	.0
Current Liabilities	$49.1	$50.9	$53.5	$56.7	$60.3

Total Current Liabilities	49.1	50.9	53.5	56.7	60.3
LT Debt	368.3	386.0	406.4	429.8	456.8
Deferred income taxes	87.6	86.4	85.2	83.9	82.7
Capital Leases	1.6	.9	.4	.0	.0
Other	1.6	1.6	1.6	1.6	1.6
Preferred	—	—	—	—	—
Stockholder’s Equity (Deficit)	5.3	8.9	16.5	28.8	44.7

Total Liabilities and Equity	$513.5	$534.6	$563.5	$600.9	$646.0

Unaudited amounts — subject to Fresh Start Accounting

NBC Acquisition Corp
Unaudited Financial Statement
(Dollars in millions)

	Projected	Recapitalization	Pro Forma
	9/30/2011	Adjustments	9/30/2011
BALANCE SHEET

Cash	$195.0	$(130.0)	$65.0
A/R and Inventory	223.9	—	223.9
Other Current Assets	25.2	—	25.2

Total Current Assets	444.1	$(130.0)	314.1

PP&E, net	37.2	—	37.2
Goodwill & Other Intangibles	237.3	—	237.3
Debt Issue and Other	9.6	.4	10.0

Total Assets	$728.2	$(129.6)	$598.6

Current Maturities of Debt	$576.9	$(576.9)	—
Current Liabilities	156.7	$(11.8)	144.9

Total Current Liabilities	733.6	$(588.7)	144.9
LT Debt	.1	360.0	360.1
Deferred income taxes	39.7	51.5	91.2
Capital Leases	1.7	—	1.7
Other	1.6	—	1.6
Preferred	14.6	$(14.6)	—
Stockholder’s Equity (Deficit)	$(63.2)	62.2	$(.9)

Total Liabilities and Equity	$728.2	$(129.6)	$598.6

Unaudited amounts — subject to Fresh Start Accounting